                                                                       EXHIBIT 2

                                   APPENDIX A

                          PLAN AND AGREEMENT OF MERGER

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SECTION 1.   Definitions.................................................   A-6
SECTION 2.   Merger......................................................  A-12
  2.1        General.....................................................  A-12
  2.2        Closing.....................................................  A-12
  2.3        Actions at Closing..........................................  A-12
  2.4        Effect of Merger............................................  A-13
  2.5        Buyer Warrants..............................................  A-15
  2.6        Anti-Dilution...............................................  A-15
SECTION 3.   Representations and Warranties of Seller....................  A-16
  3.1        Organization, Qualification, and Corporate Power............  A-16
  3.2        Authorization of Merger.....................................  A-16
  3.3        Noncontravention............................................  A-16
  3.4        Capitalization of Seller and its Subsidiaries...............  A-16
  3.5        Subsidiaries................................................  A-17
  3.6        Financial Statements........................................  A-17
  3.7        Litigation..................................................  A-18
  3.8        Absence of Certain Developments.............................  A-18
  3.9        Taxes.......................................................  A-19
  3.10       Environmental, Health, and Safety Matters...................  A-21
  3.11       Employee Benefit Plans......................................  A-21
  3.12       Proprietary Rights..........................................  A-23
  3.13       Year 2000...................................................  A-24
  3.14       Inventories.................................................  A-25
  3.15       Accounts Receivable.........................................  A-25
  3.16       Tangible Property...........................................  A-25
  3.17       Books and Records...........................................  A-26
  3.18       Brokers' Fees...............................................  A-26
  3.19       Tax-Free Reorganization Representations.....................  A-26
  3.20       Pooling of Interest Treatment...............................  A-27
  3.21       Certain Contracts...........................................  A-27
  3.22       Absence of Improper Payments................................  A-28
  3.23       Insurance...................................................  A-28
  3.24       Employees...................................................  A-28
  3.25       Disclosure..................................................  A-28
SECTION 4.   CVC Representations and Warranties..........................  A-28
  4.1        Organization and Corporate Power............................  A-28
  4.2        Authorization of Merger.....................................  A-28
  4.3        Noncontravention............................................  A-29
  4.4        Agency Agreement............................................  A-29
  4.5        CVC Shares..................................................  A-29
  4.6        Securities Law Issues.......................................  A-29
  4.7        Tax-Free Reorganization.....................................  A-30
  4.8        Pooling of Interest Treatment...............................  A-30
  4.9        Disclosure..................................................  A-30

                                                                           PAGE
                                                                           ----
SECTION 5.   Representations and Warranties of Buyer and Merger Sub......  A-30
  5.1        Organization, Qualification, and Corporate Power............  A-30
  5.2        Authorization of Merger.....................................  A-30
  5.3        Noncontravention............................................  A-30
  5.4        Capitalization..............................................  A-31
  5.5        SEC Filings.................................................  A-31
  5.6        Financial Statements........................................  A-31
  5.7        Litigation..................................................  A-32
  5.8        Absence of Certain Developments.............................  A-32
  5.9        Taxes.......................................................  A-32
  5.10       Environmental, Health, and Safety Matters...................  A-33
  5.11       Employee Benefit Plans......................................  A-33
  5.12       Broker's Fee................................................  A-34
  5.13       Tax-Free Reorganization Representations.....................  A-34
  5.14       Pooling of Interest Treatment...............................  A-35
  5.15       Disclosure..................................................  A-35
SECTION 6.   Covenants...................................................  A-35
  6.1        General.....................................................  A-35
  6.2        Joint Proxy Statement -- Prospectus and S-4 Registration
             Statement; Stockholder Approval; NYSE Listing...............  A-35
  6.3        Other Regulatory Matters and Approvals......................  A-38
  6.4        Seller's Interim Operation of Business......................  A-38
  6.5        Covenants of Buyer..........................................  A-40
  6.6        Access......................................................  A-41
  6.7        Notice of Developments......................................  A-42
  6.8        Acquisition Proposals.......................................  A-42
  6.9        Board of Directors..........................................  A-42
  6.10       Financing...................................................  A-43
  6.11       Press Releases and Public Announcements.....................  A-43
  6.12       Covenants of CVC............................................  A-43
SECTION 7.   Conditions to Closing.......................................  A-44
  7.1        Joint Conditions to Obligations of Buyer, Merger Sub and
             Seller......................................................  A-44
  7.2        Conditions to Obligations of Buyer and Merger Sub...........  A-45
  7.3        Conditions to Obligations of Seller.........................  A-46
SECTION 8.   Indemnification.............................................  A-47
  8.1        Agreements to Indemnify.....................................  A-47
  8.2        Limitations on Indemnification..............................  A-48
  8.3        Method of Asserting and Resolving Claims....................  A-49
SECTION 9.   Termination and Its Consequences............................  A-51
  9.1        Termination of Agreement....................................  A-51
  9.2        Effect of Termination.......................................  A-51
  9.3        Termination Fee.............................................  A-51
SECTION 10.  Miscellaneous...............................................  A-52
  10.1       Representations and Survival................................  A-52
  10.2       No Third Party Beneficiaries................................  A-52
  10.3       Entire Agreement............................................  A-52
  10.4       Succession and Assignment...................................  A-52
  10.5       Counterparts and Delivery...................................  A-52

                                                                           PAGE
                                                                           ----
  10.6       Notices.....................................................  A-52
  10.7       Governing Law...............................................  A-53
  10.8       Consent to Jurisdiction.....................................  A-53
  10.9       Waiver of Jury Trial........................................  A-54
  10.10      Amendments and Waivers......................................  A-54
  10.11      Construction................................................  A-54
  10.12      Time is of the Essence; Computation of Time.................  A-54
  10.13      Specific Performance........................................  A-54

SCHEDULES

Seller Schedules

2.4(e)    Distribution of Buyer Shares Among Seller Stockholders
3.1       Organization, Qualification and Corporate Power
3.3       Seller Noncontravention
3.4       Capitalization of Seller and Subsidiaries
3.5       Subsidiaries
3.6       Financial Statements
3.7       Litigation
3.8       Absence of Certain Developments
3.9(a)    Tax Returns of Seller Subject to IRS Audit
3.9(b)    Tax Indemnification, Tax Allocation and Tax Sharing
          Agreements
3.10(a)   Non-Compliance with Environmental, Health and Safety Matters
          Environmental Investigations, Studies, Reviews, Audits,
3.10(b)   Tests and Other Analyses
3.11      Employee Benefit Plans
3.12      Proprietary Rights
3.14      Inventories
3.16      Real Property
3.17      Books and Records
3.20      Seller Affiliates
3.21(a)   Contracts
3.23      Insurance
3.24      Employees

Buyer's Schedules

5.3       Buyer Noncontravention
5.4       Capitalization
5.6       Financial Statements
5.8       Absence of Certain Developments
5.9(a)    Tax Returns of Buyer Subject to IRS Audit
5.9(b)    Tax Indemnification, Tax Allocation and Tax Sharing
          Agreements
5.10      Environmental, Health and Safety Matters

Other Schedules

1         Seller Stockholders
6.4(g)    Increases in Compensation or Fringe Benefits; Bonuses

EXHIBITS

EXHIBIT A  Form of Agency Agreement
EXHIBIT B  Form of Escrow Agreement
EXHIBIT C  Form of Registration Rights Agreement
EXHIBIT D  Form of Seller Affiliate Agreement

                          PLAN AND AGREEMENT OF MERGER

     This Plan and Agreement of Merger is entered into as of February 18, 1999, by and among MacDermid, Incorporated, a Connecticut corporation ("Buyer"), MCD Acquisition Corp., a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Buyer, PTI, Inc., a Delaware corporation ("Seller"), and Citicorp Venture Capital, Ltd., a New York corporation ("CVC"). Buyer, Merger Sub, Seller, and CVC are referred to collectively herein as the "Parties."

                                    RECITALS

     The respective boards of directors of Buyer and Seller have approved this agreement and declared its advisability, having determined that it would be consistent with and in furtherance of the long-term business strategy of Buyer and Seller, as applicable, and that it would be fair to and in the best interests of Buyer, Seller and their respective stockholders, to engage in a transaction whereby Seller and the Merger Sub will merge on the terms described herein (the "Merger").

     For federal income tax purposes, it is intended that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that as a consequence each Seller Stockholder will not recognize income or loss for federal income tax purposes except to the extent they receive cash in lieu of fractional shares or as a holder of Dissenting Shares (as defined herein).

     Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     SECTION 1.  Definitions.

     In this Agreement:

     "AAA Rules" has the meaning given to that term in Section 8.3.

     "Agency Agreement" means that certain agreement, to be dated as of the Closing Date, among CVC, the Management Representative, all other Seller Stockholders (other than Seller Stockholders who have perfected dissenters rights) and CMP, which agreement shall be in substantially the form of Exhibit A hereto.

     "Acquisition Proposal" means, with respect to any Person, any proposal (other than any proposal with respect to the Merger) regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving that Person or any Subsidiary of that Person; (ii) any sale, lease, exchange, transfer or other disposition of the assets of that Person or any of its Subsidiaries; and (iii) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any other Person involving the outstanding shares of any class of capital stock of that Person or the filing of any Statement on
Schedule 14D-1 with the SEC in connection therewith.

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

     "Arbitration Notice" has the meaning given to that term in Section 8.3.

     "Benefit Plan" has the meaning given to that term in Section 3.11.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday that banks located in New York, New York are not required or permitted by law to be closed.

     "Buyer Affiliate" has the meaning given to that term in Section 6.2(i).

     "Buyer Board of Directors" means the board of directors of Buyer as constituted from time to time.

     "Buyer Common Stock" means Buyer Common Stock, no par value per share.

     "Buyer Share" means a share of Buyer Common Stock issued in the Merger.

     "Buyer Special Meeting" means a meeting of holders of Buyer Common Stock at which such holders will vote on a proposal to approve this Agreement.

     "Buyer Stockholder Approval" means the affirmative vote of the holders of a majority of the outstanding shares of Buyer Common Stock in favor of the approval of the Merger Agreement in accordance with the certificate of incorporation and bylaws of Buyer and the NYSE Rule.

     "Buyer Warrants" means the Escrow Warrant and the Closing Warrant to purchase Buyer Shares issued pursuant to Section 2.5 in substitution for the CMP Warrant.

     "Certificate of Merger" has the meaning given to that term in Section 2.3.

     "Claim Notice" has the meaning given to that term in Section 8.3.

     "Closing" and "Closing Date" have the meanings given to those terms in
Section 2.2.

     "Closing Warrant" means the warrant to purchase Buyer Shares as defined in
Section 2.5(c).

     "CMP" means Citicorp Mezzanine Partners, L.P.

     "CMP Warrant" means the warrant to purchase 150,000 shares of Seller Class B Common Stock at an exercise price of $.01 per share issued to CMP as of December 29, 1994.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Computer Systems" means computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s), including but not limited to microprocessors that control telecommunication systems, elevators, diagnostic equipment, HVAC systems, automated assembly lines or other operating systems of Seller or any of its Subsidiaries.

     "Confidential Information" has the meaning given to that term in Section
6.6.

     "Contract" means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, benefit plan or practice or other agreement, arrangement, obligation, instrument or commitment of any nature, whether written or oral.

     "Credit Agreement" means (i) a certain Amended and Restated Credit Agreement dated January 17, 1997 with Banque Paribas as Agent and (ii) a certain Senior Subordinated Credit Agreement, as amended, dated December 29, 1994 with CMP.

     "Current Market Price" means the price per share of Buyer Common Stock, with respect to any specific date, as determined by taking the average of the daily closing prices per share of Buyer Common Stock as traded on the NYSE for the thirty (30) consecutive trading days ending immediately prior to such date, rounded to the nearest cent, and ignoring the highest and lowest daily closing prices during such period.

     "CVC Shares" has the meaning given to that term in Section 4.5.

     "DGCL" means the General Corporation Law of the State of Delaware, as amended from time to time.

     "DOJ" has the meaning given to that term in Section 6.3.

     "Damages" has the meaning given to that term in Section 8.1.

     "Dissenting Shares" means all Seller Shares whose holders have perfected dissenters' rights under Section 262 of the DGCL.

     "Effective Time" has the meaning given to that term in Section 2.4(a).

     "Escrow Agent" means State Street Bank and Trust Company, a Massachusetts trust company, or a successor Escrow Agent under the terms of the Escrow Agreement.

     "Escrow Agreement" means the agreement by and among the Escrow Agent, Buyer, CVC and the Management Representative and substantially in the form of Exhibit B attached hereto, with such changes as the Escrow Agent may reasonably request.

     "Escrow Ratio" has the meaning given to that term in Section 2.4(h).

     "Escrow Shares" means the Buyer Shares deposited with the Escrow Agent as of the Closing in accordance with the terms of Section 2.4(h) and the Escrow Agreement.

     "Escrow Warrant" means the warrant to purchase Buyer Shares as defined in
Section 2.5(b).

     "Environmental, Health, and Safety Requirements" means all federal, state, local and foreign statutes, regulations ordinances and other provisions having the force or effect of law, each as amended, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials or noise.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the regulations and formal interpretations issued thereunder.

     "ERISA Affiliate" means any Person who, together with Seller, could be treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Financial Statements" has the meaning given to that term in Section 3.6.

     "FTC" has the meaning given to that term in Section 6.3.

     "GAAP" means, at any time, the United States generally accepted accounting principles as in effect at that time.

     "Grace Agreement" means that certain Grace Printing Products Restated Worldwide Purchase and Sale Agreement, dated as of October 14, 1994, among Seller, Print Tech International, Inc., W. R. Grace & Co., W. R. Grace & Co. -- Conn., Grace S. A. and the other parties named therein.

     "Governmental Entity" means any administrative agency, commission, court or other governmental authority or instrumentality, domestic or foreign, including any government-sponsored corporation having regulatory authority under law.

     "Hazardous Material" means any pollutant, contaminant, hazardous material, hazardous waste, toxic substance or hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec.sec.9601 et seq., or the Resource Conversation and Recovery Act., 42 U.S.C. sec.sec.6901 et seq., the Clean Water Act, 33 U.S.C. sec.1251, et seq., the Toxic Substance Control Act, 15 U.S.C. sec.sec.2601, et seq. or any other federal, state or local law relating to safety, health, or environmental protection or any regulations promulgated under any of the foregoing, and specifically includes oil and any other petroleum derived products, asbestos, polychlorinated biphenyls (PCBs) and radiation.

     "HSRA" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended from time to time.

     "Indemnified Party" has the meaning given to that term in Section 8.1.

     "Indemnifying Party" has the meaning given to that term in Section 8.1.

     "Indemnity Threshold" shall have the meaning set forth in Section 8.2(c).

     "IRS" means the Internal Revenue Service.

     "Joint Proxy Statement -- Prospectus" means the Joint Proxy Statement -- Prospectus which will be a part of the S-4 Registration Statement and by which
(i) Buyer will solicit proxies from the holders of Buyer Common Stock to vote in favor of the approval of this Agreement at the Buyer Special Meeting and (ii) Seller will either solicit proxies or written consents from the holders of Seller Voting Shares to approve this Agreement.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Loss Contingency" means an existing condition, situation, or set of circumstances involving uncertainty as to possible Liability to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.

     "Management Representative" means the Seller Stockholder designated in the Agency Agreement as the agent of those Seller Stockholders who are identified in such agreement as "Management Stockholders."

     "Material Adverse Effect" means, with respect to any Person, any change in or effect on the business of that Person or any of its Subsidiaries that, in the aggregate, is or reasonably could be expected to be materially adverse to the business, operations (including the income statement), properties (including intangible properties), condition (financial or otherwise), assets, liabilities, regulatory status or prospects of that Person and its Subsidiaries taken as a whole.

     "Merger Sub" means MCD Acquisition Corp., a Delaware corporation wholly-owned by Buyer and formed solely for the purpose of consummating the Merger.

     "NYSE" means the New York Stock Exchange.

     "NYSE Rule" means the rule of the NYSE requiring that proxies be solicited from the shareholders of any listed corporation which issues stock in an amount exceeding 20% of its then-existing capital stock.

     "Ordinary Course" means with respect to any Person, in the ordinary course of that Person's business consistent with past custom and practice, including as to the quantity, quality and frequency.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

     "Preferred Exchange Shares" means the Buyer Shares issued in the Merger to the holders of Seller Preferred Shares pursuant to Section 2.4(e).

     "Proprietary Rights" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Recapitalization" has the meaning given to that term in Section 2.6.

     "Registration Rights Agreement" means that certain Registration Rights Agreement by and among Buyer, CVC and CMP that shall be executed and delivered as of the Closing in substantially the form of Exhibit C hereto.

     "Representatives" means each of the applicable Person's directors, officers, employees, agents, representatives and advisors.

     "Response Notice" has the meaning given to that term in Section 8.3.

     "S-4 Registration Statement" shall mean the registration statement referenced in Section 6.2(a) that includes the Joint Proxy
Statement -- Prospectus, or such other registration statement as the SEC may require in connection with the Merger.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, equity or other encumbrance, other than (a) statutory liens for current taxes or other governmental charges, (b) mechanics and similar statutory liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations imposed by governments or agencies which are not violated by any current or presently proposed use or operation, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any real property which do not materially impair the current occupancy, use or value of that Property and which have been disclosed in Schedule 3.16, (e) liens for Taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course and not incurred in connection with the borrowing of money.

     "Seller Affiliate" means a Person listed on Schedule 3.20.

     "Seller Affiliate Agreement" means the agreement referenced in Section 6.2(h), which agreement shall be in the form of Exhibit D attached hereto.

     "Seller Common Ratio" means with respect to any holder of Seller Common Shares, the number of Seller Common Shares held by that Person immediately prior to the Closing divided by the total number of Seller Common Shares outstanding at that time on a pro forma basis assuming the purchase of all Seller Common Shares then purchasable upon the exercise of the CMP Warrant.

     "Seller Common Share" means a share of Seller Class A Common Stock, par value $.01 per share, or Seller Class B Common Stock, par value $.01 per share.

     "Seller Board of Directors" means the board of directors of Seller as constituted from time to time.

     "Seller Inventory" has the meaning given to that term in Section 3.14.

     "Seller Preferred Share" means a share of Series 2 Junior Exchangeable 14.0% Preferred Stock, $1.00 par value per share, or Series 3 Junior Exchangeable 14.0% Preferred Stock, par value $1.00 per share, or Series 4 Junior Exchangeable 14.0% Preferred Stock, par value $1.00 per share.

     "Seller Share" means any issued and outstanding share of Seller's capital stock.

     "Seller Stockholder" means a holder of any Seller Share immediately prior to the Closing.

     "Seller Stockholder Agreement" means that certain agreement dated as of December 29, 1994 by and among Seller, CVC, CMP, David R. Beckerman, Thomas C. Weaver and the other Persons specified on Schedule 1 hereto.

     "Seller Stockholder Approval" means the affirmative vote in favor of a proposal to approve this Agreement, at a meeting or by written consent, of the holders of a majority of each class of Seller Voting Shares entitled to vote thereon in accordance with the certificate of incorporation and bylaws of Seller and Section 251(c) of the DGCL.

     "Seller Voting Share" means a Seller Share entitled to vote on the Merger.

     "Senior Subordinated Credit Notes" means those promissory notes issued in connection with the Credit Agreements.

     "Subsidiary" means any corporation, partnership, limited liability company or other organization, whether or not incorporated, with respect to which a specified Person owns (directly or indirectly through one or more Subsidiaries thereof) at least twenty-five percent (25%) of the voting securities or equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Surviving Corporation" means Seller as in existence after the Effective Time.

     "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including without limitation under Section 59A of the Code), customs, duties, real property, personal property, capital stock, intangibles, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not).

     "Tax Affiliate" means a Subsidiary of Seller and any affiliated, combined, or unitary group of which Seller or any Subsidiary is or was a member.

     "Tax Return" means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment or other modification thereof).

     "10% PIK Subordinated Notes" means those certain promissory notes dated December 29, 1994 and March 15, 1996, the holder of which is W.R. Graced.

     "Termination Fee" shall have the meaning given to that term in Section 9.2

     "Warrant Shares" has the meaning set forth in Section 2.5(a).

     "Year 2000 Compliant" has the meaning given to that term in Section 3.13.

     SECTION 2.  Merger.

     2.1 General. On and subject to the terms and conditions of this Agreement, the Merger will take place at the Effective Time. The structure of the Merger will be a reverse merger of Merger Sub with and into Seller, with Seller being the Surviving Corporation. The Parties will take all steps necessary to cause the Merger to comply with applicable requirements of the DGCL regarding corporate mergers.

     2.2 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Nutter, McClennen & Fish, LLP in Boston, Massachusetts, commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at or after the Closing itself) or such other date as the Parties may mutually determine) (the "Closing Date").

     2.3 Actions at Closing. At the Closing, (i) Seller and, as applicable, the Seller Stockholders will deliver to Merger Sub and Buyer the various certificates, instruments, and documents referred to in Section 7.2, (ii) Merger Sub and Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7.3, (iii) Seller and Merger Sub will file with the Secretary of State of Delaware a certificate of merger in due and proper form (the "Certificate of Merger"), (iv) Buyer will deliver to CVC, as agent for the Seller Stockholders, the certificates evidencing the Buyer Shares (other than the Escrow Shares) issued in the Merger in exchange for all of the certificates representing the Seller Shares, together with checks representing amounts of cash payable in lieu of fractional shares, if any, which each Seller Stockholder is entitled to receive, (v) Buyer will deliver to CVC, as agent for CMP, the Closing Warrant, and (vi) Buyer will deliver to the Escrow Agent, the certificates evidencing the Escrow Shares and the Escrow Warrant.

     2.4  Effect of Merger.

     (a) General. The Merger shall become effective at the time (the "Effective Time") the Certificate of Merger is accepted for filing by the Secretary of State of Delaware. The Merger shall have the effect set forth under relevant provisions of the DGCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the Merger Sub in order to fully carry out and effectuate the Merger.

     (b) Certificate of Incorporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time will, pursuant to the terms of the Certificate of Merger, become the Certificate of Incorporation of the Surviving Corporation.

     (c) By-laws. The By-laws of Merger Sub as in effect immediately prior to the Effective Time will remain unchanged by the Merger and be the By-laws of the Surviving Corporation.

     (d) Directors and Officers. The directors and officers of Merger Sub in office immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation.

     (e) Conversion of Seller Shares. Subject to the provisions of Section 2.4(h), at and as of the Effective Time, (i) each holder of Seller Preferred Shares then outstanding shall by virtue of the Merger be entitled to receive that number of Buyer Shares, rounded to the nearest thousandth, equal to the quotient obtained by dividing (X) the aggregate liquidation value of the Preferred Shares held by such holder plus any and all accumulated and unpaid dividends thereon to but not including the Effective Time by (Y) the Current Market Price as of the Closing Date (the Buyer Shares delivered pursuant to this Section 2.4(e)(i) to all holders of Seller Preferred Shares being collectively referred to as the "Preferred Exchange Shares"); and (ii) each holder of Seller Common Shares then outstanding, other than any holder of Dissenting Shares, shall by virtue of the Merger be entitled to receive that number of Buyer Shares, rounded to the nearest thousandth, which is equal to the product of (X) the Seller Common Ratio applicable to such holder of Seller Common Shares multiplied by (Y) Seven Million Seven Hundred Thousand (7,700,000) minus the aggregate number of the Preferred Exchange Shares. After the Closing, there shall be no transfers on the stock transfer books of Seller Shares which were issued and outstanding at the Effective Time and converted pursuant to the provisions of this Section 2.4(e). After the Effective Time, holders of certificates of Seller Shares shall cease to be, and shall have no rights as, stockholders of Seller, other than to receive Buyer Shares into which such Seller Shares have been converted and, if applicable, fractional share payments pursuant to the provisions hereof. Schedule 2.4(e) to this Agreement illustrates the distribution pursuant to this Agreement of the Buyer Shares and the Buyer Warrants (including the Escrow Shares and the Escrow Warrant) among, respectively, the

Seller Stockholders and holder of the CMP Warrant (which is the only option, warrant or similar right to acquire Seller Shares that is outstanding as of the date of this Agreement), assuming solely for purposes of that presentation that
(i) there are no Dissenting Shares, (ii) there are no accrued and unpaid dividends on the Seller Preferred Shares as of the Closing Date, and (iii) the Current Market Price as of the Closing Date is equal to $38.875.

     (f) Lost Certificates. In the event any certificate representing one or more Seller Shares shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such certificate by the Person claiming such certificate to be lost, stolen or destroyed, and the receipt by Buyer of an appropriate and customary indemnity, Buyer will issue, in exchange for such lost, stolen or destroyed certificate, one or more certificates representing Buyer Shares and the fractional share payment, if any, deliverable with respect thereof, as determined in accordance with this Section 2.4.

     (g) Fractional Shares. In lieu of the issuance of fractional Buyer Shares pursuant to Section 2.4(e), cash adjustments, without interest, will be paid to the holders of Seller Shares in respect of any fractional share that would otherwise be issuable pursuant to Section 2.4(e) after combining for each Seller Stockholder the number of Buyer Shares, if any, issued in exchange for Seller Preferred Shares with the number of Buyer Shares issued in exchange for Seller Common Shares, and the amount of such cash adjustment shall be determined by multiplying such holder's fractional interest by the Current Market Price as of the Closing Date.

     (h) Escrow Shares. At the Closing, CVC and the Escrow Agent shall enter into the Escrow Agreement, which Escrow Agreement is intended to serve as an adjustment to the aggregate amount of consideration payable to the holders of Seller Common Shares and the CMP Warrant in connection with the Merger. At the Closing, there shall be withheld from each holder of Seller Common Shares a number of Buyer Shares (collectively, the "Escrow Shares") equal to the product, rounded to the nearest whole share, of (X) the number of Buyer Shares such holder would have otherwise received pursuant to Section 2.4(e) multiplied by
(Y) the Escrow Ratio. The "Escrow Ratio" shall be the quotient obtained by dividing (X) One Hundred Twenty-Seven Thousand (127,000) by (Y) the arithmetic difference between Seven Million Seven Hundred Thousand (7,700,000) and the aggregate number of the Preferred Exchange Shares. At the Closing, Buyer shall deposit with the Escrow Agent one or more stock certificates representing the Escrow Shares.

     (i) Restricted Shares. To the extent that any Seller Share is subject to restrictions on transfer and/or forfeiture provisions pursuant to any agreement between the holder and Seller, the Buyer Shares delivered in exchange therefor shall be subject to the same restrictions if in the reasonable opinion of Buyer's legal and accounting advisors the continuation of such restrictions are necessary in order for the Merger to qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16.

     (j) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive, or be exchangeable for, the Merger consideration provided for in Section 2.4(e), but, instead, each holder of Dissenting Shares shall be entitled to payment by the Surviving Corporation of the value of such Dissenting Shares as agreed upon or determined in accordance with the provisions of Section 262 of DGCL.

     2.5 Buyer Warrants. At the Closing, Buyer shall deliver the Buyer Warrants in exchange for the CMP Warrant.

          (a) Warrant Shares. As used in this Agreement, the term "Warrant Shares" means that number, rounded up to the nearest whole integer, which is equal to the product of (X) the Seller Common Ratio applicable to the CMP Warrant, treating CMP as a holder of Seller Common Shares, multiplied by (Y) Seven Million Seven Hundred Thousand (7,700,000) minus the aggregate number of the Preferred Exchange Shares.

          (b) Escrow Warrant. Buyer shall deliver at the Closing to the Escrow Agent a warrant (the "Escrow Warrant") entitling CMP or any successor holder thereof to purchase Buyer Shares. The Escrow Warrant shall be identical in all material respects to the CMP Warrant, except that (i) the number of Buyer Shares purchasable immediately after the Closing upon the full exercise of the Escrow Warrant shall be that number, rounded to the nearest whole share, which is equal to the product of (X) the total number of Warrant Shares multiplied by (Y) the Escrow Ratio, and (ii) the exercise price per Buyer Share of the Escrow Warrant shall be that price, rounded to the nearest tenth of a cent ($.001), which is equal to the quotient of (X) $1,500 divided by (Y) the total number of Warrant Shares.

          (c) Closing Warrant. Buyer shall deliver at the Closing to CVC, as agent for CMP, a warrant (the "Closing Warrant") entitling CMP or any successor holder thereof to purchase Buyer Shares. The exercise price per Buyer Share of the Closing Warrant shall be the same as the exercise price per Buyer Share of the Escrow Warrant, and the Closing Warrant shall otherwise be identical in all material respects to the Escrow Warrant, except that the number of Buyer Shares purchasable immediately after the Closing upon the full exercise of the Closing Warrant shall be equal to the arithmetic difference between (X) the total number of Warrant Shares and
     (Y) the number of Buyer Shares purchasable immediately after the Closing upon the full exercise of the Escrow Warrant.

          (d) If the CMP Warrant is exercised in part prior to the Closing, there will be an appropriate adjustment to the number of Warrant Shares and the exercise price of the Buyer Warrants. If the CMP Warrant is exercised in full prior to the Closing, none of the Buyer Warrants will be issued in the Merger.

     2.6 Anti-Dilution. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or securities through a split, reverse stock split, or other like changes in Buyer's capitalization, other than pursuant to this Agreement, as the case may be (a "Recapitalization"), then an appropriate and proportionate adjustment shall be made to the number of Buyer Shares so that each Seller Stockholder shall receive under Section 2.4, or upon exercise of the Buyer Warrants, the number of Buyer Shares (except for fractional shares) that such stockholder would have held immediately after the Recapitalization if the Merger had occurred immediately prior to the Recapitalization or the record date therefor, as applicable. For purposes of this Section 2.6 and by way of illustration and not limitation, a "Recapitalization" will in no event include the (i) issuance of shares or securities by Buyer pursuant to any existing or hereafter established or granted stock option or equity award or other compensation plan or arrangement to, or for the benefit of, one or more employees, officers, directors or contractors of Buyer or any of its Subsidiaries or (ii) in connection with Buyer acquiring directly or indirectly the stock or assets of any other Person.

     SECTION 3.  Representations and Warranties of Seller.

     Seller represents and warrants to Buyer and the Merger Sub that the statements contained in this Section 3 are correct and complete as of the date of this Agreement. The representations and warranties which follow are deemed to be repeated on the Closing Date.

     3.1 Organization, Qualification, and Corporate Power. Each of Seller and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Each of Seller and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where the absence of such qualification would have a Material Adverse Effect on Seller. Schedule 3.1 lists each of the jurisdictions in which Seller or any of its Subsidiaries possess any foreign qualification or license and lists such license held in such jurisdiction. Each of Seller and its Subsidiaries has the corporate power and authority necessary to carry on the businesses in which each is engaged and to own, lease and use the respective properties owned, leased and/or used by each. Seller has delivered to Buyer a true and complete copy of its certificate of incorporation and by-laws as in effect on the date hereof.

     3.2 Authorization of Merger. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized by the board of directors of Seller, has been duly executed and delivered on behalf of Seller, and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. The only vote of Seller Stockholders necessary to approve this Agreement or the consummation of the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon approving this Agreement, and the Seller Board of Directors has directed the officers of Seller to submit this Agreement to the holders of Seller Voting Shares for Seller Stockholder Approval. No other corporate proceedings on the part of Seller not heretofore taken are necessary to approve this Agreement or to consummate the Merger.

     3.3 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or any of its Subsidiaries is subject or any provision of the certificate of incorporation or charter or bylaws of Seller or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the acceleration of, create in any party a put right or repurchase obligation or the right to accelerate, terminate, modify or cancel, create any Security Interest or require any notice, under any material Contract to which Seller or any of its Subsidiaries is a party or by which any is bound or to which any of its assets is subject, including, without limitation, the Grace Agreement, except for any such matters identified on Schedule 3.3. Other than in connection with the provisions of the HSRA and the DGCL, none of Seller or any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or other Person in order to consummate the Merger.

     3.4 Capitalization of Seller and its Subsidiaries. Seller's authorized capital stock consists of 2,019,076 authorized shares of capital stock, which shares are fully described on and held of record by the persons and in the amounts set forth on Schedule 3.4. Except as set forth on Schedule 3.4, neither Seller nor any of its Subsidiaries has (i) any shares of common stock or preferred stock issued or reserved for issuance, or (ii) any Contract of any character to which Seller or any of its Subsidiaries or, to Seller's knowledge, any Affiliate of Seller is a party or subject relating to its capital stock or otherwise representing a right to receive any of its capital stock, nor are there any pending or, to Seller's knowledge, threatened claims or demands for, a direct or indirect equity interest in Seller or any Subsidiary, including, without limitation, any option, warrant, right or call or any stock appreciation, phantom stock, profit participation or similar rights. All of the issued and outstanding shares of capital stock of Seller have been duly authorized and validly issued, and are fully paid and are nonassessable. Except as set forth on Schedule 3.4, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of Seller or any of its Subsidiaries.

     3.5 Subsidiaries. All Subsidiaries of Seller are listed on Schedule 3.5. Except as otherwise disclosed in Schedule 3.5, neither Seller nor any Subsidiary owns any shares of stock of any corporation or any equity interest in a partnership, joint venture or other business entity, and neither Seller nor any of its Subsidiaries controls any other corporation, partnership, joint venture or other business entity by means of ownership, management contract or otherwise. Except for nominal qualifying shares held by residents of certain foreign jurisdictions but which are beneficially owned by Seller or its Subsidiaries, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Seller is owned beneficially and of record by Seller, directly or indirectly, is validly issued, fully paid and nonassessable and free and clear of any preemptive rights, restrictions on transfer, Taxes or Security Interests, except as provided under the Securities Act or state securities laws.

     3.6 Financial Statements. Schedule 3.6 includes the following: (A) Seller's audited consolidated balance sheet for the fiscal year ended December 31, 1997 and the statements of income, cash-flow and shareholders' equity for each of the three years in the period ended December 31, 1997; and (B) Seller's unaudited consolidated balance sheet and statements of income, cash-flow and shareholders' equity as of and for the three-month and twelve-month periods ended December 31, 1998 (all such items mentioned previously in this Section, the "Financial Statements"). The Financial Statements (i) are correct and complete in all material respects, (ii) are consistent with the books and records of the Company and its Subsidiaries (which books and records are correct and complete, and are maintained in accordance with applicable regulations),
(iii) have been prepared in conformity with GAAP applied on a consistent basis and present fairly the financial position of the respective entities as at the dates indicated and the results of their operations for the periods specified, and (iv) comply in all material respects, except as may be reflected in the notes to the Financial Statements, as to form with the accounting requirements of the Securities Act, the Securities Act regulations, including, without limitation, Regulation S-X, and the Exchange Act, except as may be described on
Schedule 3.6. Except as set forth in the Financial Statements or described on
Schedule 3.6, neither Seller nor any of its Subsidiaries has (i) any Loss Contingency which is not required by GAAP to be accrued and which if resolved adversely to Seller or any of its Subsidiaries could have an Material Adverse Effect on Seller or (ii) any other Liability material to Seller and its Subsidiaries on a consolidated basis that is not required by GAAP to be accrued. The financial statements to be delivered pursuant to Section 6.4(i) will be derived from the accounting books and records of Seller, will provide adequate disclosure of material changes to the accounts or business of Seller and its Subsidiaries and will be prepared in accordance with GAAP and otherwise on the same basis as the

Financial Statements, subject to normal year-end adjustments in the case of monthly financial statements.

     3.7 Litigation. Except as set forth in Schedule 3.7, there are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions, orders or investigations by or before any Governmental Entity pending or, to Seller's knowledge, threatened against Seller or its Subsidiaries
(i) which could be reasonably expected to have a Material Adverse Effect on Seller if adversely determined, or (ii) seeking to enjoin any aspect of the Merger. To Seller's knowledge, there are no existing facts or circumstances which give any reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against Seller or any of its Subsidiaries.

     3.8 Absence of Certain Developments. Except as disclosed in Schedule 3.8, since December 31, 1997 no event has occurred which has had or reasonably could be expected to have a Material Adverse Effect on Seller. Except as disclosed in the Financial Statements, and except for this Agreement and the Merger, since December 31, 1997, each of Seller and its Subsidiaries has been operated in the Ordinary Course. Without limiting the generality of the foregoing, except as disclosed on Schedule 3.8, since December 31, 1997:

          (i) no party (including Seller or any of its Subsidiaries) has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $250,000 to which Seller or any of its Subsidiaries is a party or by which any of them is bound;

          (ii) neither Seller nor any of its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible, except in the Ordinary Course;

          (iii) neither Seller nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $500,000 or that is outside the Ordinary Course;

          (iv) neither Seller nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $100,000 singly or $200,000 in the aggregate;

          (v) neither Seller nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course;

          (vi) neither Seller nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Proprietary Rights either involving more than $100,000 or outside the Ordinary Course;

          (vii) there has been no change made or authorized in the charter or bylaws of Seller or any of its Subsidiaries;

          (viii) neither Seller nor any of its Subsidiaries has issued, sold or otherwise disposed of any of its capital stock, or granted or entered into any option, warrant or other Contract to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (ix) neither Seller nor any of its Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock other than dividends payable in cash in the Ordinary Course on Seller Preferred Shares in accordance with the terms of Seller's Certificate of Incorporation;

          (x) neither Seller nor any of its Subsidiaries has entered into a Contract or any other transaction with any of its Affiliates;

          (xi) neither Seller nor any of its Subsidiaries has entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

          (xii) neither Seller nor any of its Subsidiaries has granted any increase in the base compensation of any of its employees other than in the Ordinary Course;

          (xiii) neither Seller nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Benefit Plan (as hereinafter defined);

          (xiv) neither Seller nor any of its Subsidiaries has made any other change in employment terms for any of its officers or employees outside the Ordinary Course;

          (xv) there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course involving Seller or any of its Subsidiaries; and

          (xvi) neither Seller nor any of its Subsidiaries has committed to do any of the foregoing.

     3.9  Taxes.

     (a) All Tax Returns of Seller or any Tax Affiliate now subject to audit by the IRS or other applicable governmental authority or in respect of which an audit has been formally proposed are listed on Schedule 3.9(a), and Seller has provided to Buyer correct and complete copies of each such Tax Return. Seller and each of its Tax Affiliates has duly and timely filed all material Tax Returns required to be filed by it, all such Tax Returns have been prepared in compliance with all applicable laws and regulations and are true, correct and complete in all material respects. All Taxes owed by Seller and each of its Tax Affiliates, whether or not shown on any Tax Return, have been timely paid or are not yet due and payable. Seller has made available to Buyer correct and complete copies of its federal and state income Tax returns for the 1995, 1996 and 1997 taxable years and the corresponding balance sheets of Seller as of the end of each such year.

     (b) Except as set forth on Schedule 3.9(b):

          (i) each taxable period of Seller and each of its Tax Affiliates either (A) has been audited by the relevant taxing authority or (B) has closed, so that no further assessment or collection of Tax may occur and such taxable period is not subject to review by any relevant taxing authority;

          (ii) neither Seller nor any of its Tax Affiliates is the subject of a Tax audit or examination, in which any Tax may be assessed or collected by any taxing authority;

          (iii) neither Seller nor any of its Tax Affiliates has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted in writing relating to such Taxes against Seller or any such Tax Affiliate;

          (iv) neither Seller nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) has any Liability for the Taxes of any Person (other than Seller and its Subsidiaries) under Treas. Reg. sec.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (v) Seller and each of its Tax Affiliates has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely and properly withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws;

          (vi) neither Seller nor any of its Tax Affiliates (A) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Seller or any of its Tax Affiliates, (B) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or any of its Tax Affiliates, or has proposed any such adjustment or change in accounting method, or (C) is required, as a result of any excess loss account described in Treas. Reg. sec.1.1502-19 or Treas. Reg. sec.1.1502-32 (or any corresponding or similar provision or administrative rule of any federal, state, local or foreign income tax law), to include any item in income for any taxable period (or any portion thereof ending after the Closing Date);

          (vii) there are no liens for Taxes on any assets of Seller or any of its Tax Affiliates except liens for Taxes not yet due. No deficiency for any Tax has been proposed, asserted or assessed against Seller or any of its Tax Affiliates which has not been resolved and paid in full, and there are no outstanding waivers or consents given by Seller or any of its Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or the period for filing any Returns;

          (viii) neither Seller nor any of its Tax Affiliates is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any Person or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; and

          (ix) neither Seller nor any of its Subsidiaries has made or is affected by any election under Code Sections 108(b)(5), 338(g), or 565.

     (c) Seller and each of its Subsidiaries has established and until the Effective Time will maintain on its books and records reserves adequate to pay all Taxes accrued but not yet due and payable in accordance with GAAP, and such reserves are reflected on the Financial Statements to the extent required. All transactions that could give rise to an understatement of federal income tax within the meaning of Section 6662 of the Code have been adequately disclosed in accordance with Section 6662 of the Code. Neither Seller nor any of its Subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code or in the payment of compensation that is not fully deductible pursuant to Section 162(m) of the Code.

     3.10  Environmental, Health, and Safety Matters.

     (a) Except as set forth on Schedule 3.10(a), (i) Seller and each of its Subsidiaries have complied with, and are in compliance with, the Environmental, Health, and Safety Requirements, in all material respects, (ii) without limiting the generality of the foregoing, Seller and each of its Subsidiaries have obtained and complied with, and are in compliance with, in all material respects, all permits, licenses and other authorizations that are required pursuant to the Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business, (iii) neither Seller nor any of its Subsidiaries has received any notice regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material Liability or Loss Contingency arising under the Environmental, Health, and Safety Requirements (including any investigatory, remedial or corrective obligations) (iv) neither Seller nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Material) in a manner that has given or reasonably could be expected to give rise to any material Liability, including Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements, and (vi) neither Seller nor any of its Subsidiaries has, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any material Liability of any other Person relating to Environmental, Health, and Safety Requirements.

     (b) There are no environmental investigations, studies, reviews, audits, tests or other analyses of environmental conditions conducted by or which are in the possession, custody or control of Seller or any of its Subsidiaries relating to the operation of Seller's business or any facility owned, leased or operated by Seller or any of its Subsidiaries, except as listed on Schedule 3.10(b), copies of which have been made available to Buyer, except for those identified as privileged on Schedule 3.10(b).

     3.11  Employee Benefit Plans.

     (a) Schedule 3.11(a) lists all bonus, compensation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, health and medical plans, life insurance and disability plans, vacation and other employee benefit plans, policies, contracts, agreements or arrangements, which at any time during the 24 month period ending on the Closing Date cover (or covered) any employee(s) or former employee(s) of Seller, any of its Subsidiaries, any ERISA Affiliate and/or any such employees' beneficiaries or with respect to which Seller or any of its Subsidiaries or any ERISA Affiliate had, or has, any actual or potential Liability, including, but not limited to, all "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Benefit Plans"); provided, however, that with reference to "employee benefit plans" within the meaning of Section 3(3) of ERISA, the 24 month period referenced above shall be lengthened to a 60 month period. Except, as set forth on Schedule 3.11(a), no Benefit Plan is or was established, maintained or contributed to including any Benefit Plan to which there is (or was) an obligation to contribute to pursuant to an agreement with an employee organization (within the meaning of Section 3(4) of ERISA). Except as set forth on Schedule 3.11(a), no Benefit Plan has terms requiring assumption by Buyer or the

Merger Sub. No Benefit Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), neither Seller nor any of its Subsidiaries nor any of its ERISA Affiliates has incurred any withdrawal liability with respect to any multiemployer plan (and the transactions contemplated by this Agreement shall not give rise to any such withdrawal liability) or any Liability in connection with the termination or reorganization of any multiemployer plan and no Benefit Plan provides health or other welfare benefits to former employees extending beyond their retirement or other termination of service, other than coverage mandated by Part 6 of Title I of ERISA or death benefits or retirement benefits under any Benefit Plan that is an "employee pension plan," as that term is defined in Section 3(2) of ERISA. All contributions or other amounts payable by Seller or any of its Subsidiaries or any ERISA Affiliate as of the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, Section 302 of ERISA and
Section 412 of the Code, and there is no accumulated funding deficiency with respect to any Benefit Plan. The present value of accrued benefits under each Benefit Plan which is an employee pension benefit plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Benefit Plan's actuary with respect to such Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Benefit Plan allocable to such accrued benefits.

     (b) Neither Seller, nor any of its Subsidiaries, nor any ERISA Affiliate contributes or has contributed to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA. Neither Seller nor any of its Subsidiaries nor any ERISA Affiliate is or was a substantial employer (within the meaning of Section 4001(a)(2) of ERISA) for any single employer plan that is (or was) subject to Section 4063 of ERISA.

     (c) To the extent applicable, each Benefit Plan (and its related trust) is maintained and administered in compliance in all respects with the applicable provisions of ERISA, the Code and any other laws. Each Benefit Plan (and its related trust) which is maintained, administered, reported or contributed to as if qualified under Sections 401(a) or 501(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service that it is so qualified. Except as specified in Schedule 3.11(c), each Benefit Plan that is an employee benefit plan within the meaning of Section 3(3) of ERISA (and its related trust) may, by its terms, be amended or terminated, in whole or in part, at any time and from time to time by Seller (or, as applicable, any of its Subsidiaries or any ERISA Affiliate) without penalty or cost (other than out-of-pocket costs customary payable in the Ordinary Course in connection with the preparation and filing of any such amendment or termination, including reasonable fees and expenses of counsel).

     (d) No Liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for routine payment of premiums) has been incurred with respect to any Benefit Plan that is subject to Title IV of ERISA (and no fact or circumstance exists which could give rise to any such liability), no reportable event within the meaning of Section 4043 of ERISA has occurred with respect to any such Benefit Plan, the PBGC has not commenced proceedings for the termination of any Benefit Plan or the appointment of a trustee with respect to any Benefit Plan, and no fact or circumstance exists which can reasonably be expected to cause the PBGC to commence any proceedings under Title IV of ERISA with respect to any Benefit Plan. None of the assets of Seller or any of its Subsidiaries or any ERISA Affiliate is the subject of any Security Interest arising under Section 302 of ERISA or Section 412 of the Code, and no facts or circumstances exist which could give rise to such Security Interest. Neither Seller nor any of its Subsidiaries nor any ERISA

Affiliate has been required to post any security under Section 307 of ERISA or
Section 401(a) of the Code, and no facts or circumstances exist which could give rise to such posting of security.

     (e) With respect to each Benefit Plan, Seller has provided to Buyer true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which such Benefit Plans are maintained, funded and administered,
(ii) the two most recent annual report (Form 5500 series), (iii) the two most recent actuarial and financial statements, and (iv) all governmental rulings, determinations and opinions (and any pending requests), including the most recent favorable determination letter issued by the IRS with respect to each such plan, or a written statement that no such determination exists or is required.

     (f) Neither Seller nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Seller, any of its Subsidiaries or any ERISA Affiliate, or any other Person or entity, could be subject to a Liability under ERISA, or the Code, including, without limitation, liability under Section 409 of ERISA or a civil penalty assessable pursuant to
Section 502 of ERISA or a tax imposed pursuant to Section 4975 of the Code, and no event has occurred and no condition exists with respect to any Benefit Plan that could subject Seller or any of its Subsidiaries or any ERISA Affiliate to any tax, fine or penalty imposed by the Code or ERISA.

     (g) Except as provided in Schedule 3.11(g), neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) result in any payment (including, without limitation, deferred compensation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, employee, contractor, consultant or other service provider of Seller or any of its Subsidiaries or any ERISA Affiliate from Seller or any of its Subsidiaries or any ERISA Affiliate under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan or otherwise,
(iii) result in any acceleration of the time of payment or vesting of any such benefits, or (iv) result in any increase in or acceleration of the contribution or funding obligation, if any, of Seller or any of its Subsidiaries or any ERISA Affiliate.

     (h) No Benefit Plan will be amended or terminated on or prior to the Closing Date without the prior written approval of Buyer. The Seller has made all contributions and payments required to each Benefit Plan through the Effective Time, inclusive, or provided for such contributions and payments in accordance with GAAP.

     3.12 Proprietary Rights. Except as set forth in Schedule 3.12, Seller and its Subsidiaries own and possess all right, title and interest in, free and clear of all Security Interests, or have a license or other right to use, all Proprietary Rights which are used in, or held for use in, the operation of the business of Seller and its Subsidiaries as presently conducted or as presently proposed to be conducted and which are material to such presently conducted or proposed business. Each of Seller and its Subsidiaries has taken all commercially reasonable action to maintain and protect each item of Proprietary Rights owned by Seller or any of its Subsidiaries. No item of the Proprietary Rights set forth in Schedule 3.12 has been adjudicated to be invalid or unenforceable and, to the knowledge of Seller and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of such Proprietary Rights. Notwithstanding any other provision of this Section, Schedule 3.12 lists all of the following items: all patented and registered Proprietary Rights owned by Seller or any of its Subsidiaries; all pending patent applications and applications for the registration of other Proprietary Rights filed by or on behalf of Seller or any of its Subsidiaries; all trade and corporate names owned or used by Seller or any of its Subsidiaries; and all joint development agreements to which Seller or any of its Subsidiaries is a party that assign or limit any Proprietary Rights owned or used by Seller or any of its Subsidiaries. Schedule 3.12 lists all licenses or other written contracts between Seller or any of its Subsidiaries and any third party regarding any of the Proprietary Rights (other than computer software) listed on Schedule 3.12. Neither Seller nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Right of any third party as could reasonably be expected to have a Material Adverse Effect on Seller, and to the knowledge of Seller, neither Seller nor any of its Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with any Proprietary Right of any third party as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted as could reasonably be expected to have a Material Adverse Effect on Seller. Except as set forth on Schedule 3.12, each item of Proprietary Rights listed on Schedule 3.12 will be owned or available for use by Buyer or its Subsidiaries on identical terms and conditions immediately subsequent to the Effective Time.

     3.13  Year 2000.

     (a) The Seller and the Subsidiaries have conducted an inventory and assessment (written summaries of which, to the extent prepared, have been provided to Buyer) of the computer software, computer firmware or computer hardware (whether general or special purpose) of Seller and each of its Subsidiaries in order to determine the extent to which such software, firmware or hardware is not Year 2000 Compliant (as defined below) and to estimate the cost of rendering such software, firmware or hardware Year 2000 Compliant prior to January 1, 2000 or such earlier date on which such software, firmware or hardware may shut down or may produce incorrect calculations or otherwise malfunction in any material respect. Any failure of the Computer Systems to be Year 2000 Compliant will not have a Material Adverse Effect on the Seller. The aggregate amount to be expended by Seller and its Subsidiaries, on a consolidated basis, during the 12-month period ending December 31, 1999 to render the Computer Systems Year 2000 Compliant, and to test whether any Computer System is Year 2000 Compliant, will not have a Material Adverse Effect on the Seller. For the purposes of this Agreement "Year 2000 Compliant" means that none of the Computer Systems or Benefit Plan Computer Systems (as defined below) of a particular Person will, in any material respect, malfunction, cease to function, generate incorrect data, or produce incorrect results when processing, receiving, calculating, writing and/or providing (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

     (b) Seller has made available to Buyer copies of all material in-house correspondence and memoranda and all material correspondence between the Seller or any of its Subsidiaries with any customers, insurance company, vendor, supplier or service provider of Seller and its Subsidiaries concerning whether such Persons (including Seller or any of its Subsidiaries) are or expect to be Year 2000 Compliant or whether such Persons expect to be adversely affected by the failure of any other Person to be Year 2000 Compliant.

     (c) To the knowledge of Seller, no customer, supplier, contractor, distributor, insurance company, or other vendor or service provider with which Seller or any of its Subsidiaries transacts business can reasonably be expected not to be Year 2000 Compliant in any respect that could reasonably be expected to have a Material Adverse Effect on Seller.

     (d) To the knowledge of Seller (which for purposes of this Section 3.13(c) shall include, without limitation, the knowledge of each employee or consultant of Seller or any of its Subsidiaries that in the ordinary course is engaged in the administration or operation of any Benefit Plan), the Benefits Plans and each of the sponsors of and fiduciaries with respect to each Benefit Plan have conducted an inventory and assessment of the Computer Systems that are material to the administration or management of any Benefit Plan (including the management, investment and disposition of Benefit Plan assets, maintained under a trust or otherwise), including, without limitation, the Computer Systems of each Benefit Plan, the sponsor(s) of each such Benefit Plan, and third-party service providers to each such Benefit Plan, and each of the Computer Systems that are material to the investment of the assets of any of the Benefit Plans (the "Benefit Plan Computer Systems") in order to determine which parts of the Benefit Plan Computer Systems are not Year 2000 Compliant. The failure, individually or in the aggregate, of Benefit Plan Computer Systems to be Year 2000 Complaint will not result in any sponsor or fiduciary of any Benefit Plan incurring any liability or expense that will have a Material Adverse Effect on Seller.

     (e) Each Benefit Plan has made available to Buyer copies of all material in-house correspondence and memoranda and all material correspondence between such Benefit Plan (including its sponsor(s) and fiduciaries) and its agents, insurance companies, vendors, suppliers, service providers, participants and beneficiaries concerning whether such Persons are or expect to be Year 2000 Compliant or whether such Persons expect to be adversely affected by the failure of any other Person to be Year 2000 Compliant.

     (f) To the knowledge of Seller, no Benefit Plan (including its sponsor(s) and fiduciaries), and no agent, insurance company, supplier, vendor or service provider with which such Benefit Plan transacts business, can reasonably be expected not to be Year 2000 Compliant in any respect that could reasonably be expected to have a Material Adverse Effect on any Benefit Plan.

     3.14 Inventories. Except as set forth on Schedule 3.14 and subject to applicable reserves reflected on Seller's unaudited consolidated balance sheet as of December 31, 1998, and except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on Seller's unaudited consolidated balance sheet as of December 31, 1998, all items of finished goods reflected on the books of Seller and its Subsidiaries, or thereafter acquired (the "Seller Inventory") consist of items of a quality and quantity usable and saleable in the Ordinary Course.

     3.15 Accounts Receivable. All accounts receivable reflected in the books of Seller and its Subsidiaries consist of accounts that are good and collectible in the Ordinary Course except for those which Seller and its Subsidiaries know to be invalid, past due or uncollectible and for which Seller and its Subsidiaries has created an applicable reserve for bad debts on Seller's unaudited consolidated balance sheet as of December 31, 1998.

     3.16  Tangible Property.

     (a) Seller or one or more of its Subsidiaries own or lease all buildings, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted.
Schedule 3.16 sets forth a true and complete list of all owned U.S. real property and owned foreign real property used by Seller or any of its Subsidiaries. Except as set forth in Schedule 3.16, the identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interests, and there are no parties (other than Seller or its Subsidiaries) in possession of such parcel of real property. Schedule 3.16 also sets forth a list of all of the leased and subleased parcels of real property subject to leases and subleases in favor of Seller or one or more of its Subsidiaries which evidence leasehold or subleasehold interests of Seller or its Subsidiaries in such properties and designates those leases which require consent of a lessor or sublessor in connection with the Merger.

     (b) Except as set forth in Schedule 3.16, Seller has all easements, certificates of occupancy, permits, approvals, franchises, authorizations and other such rights, including but not limited to easements for all utilities (including without limitation all power lines, water lines and sewers) and roadways necessary to conduct the business conducted on such properties.

     3.17 Books and Records. Except as set forth in Schedule 3.17 attached hereto, the books and records of Seller and each of its Subsidiaries are accurate and complete in all material respects, have been maintained in accordance with GAAP consistently applied, and accurately reflect in all material respects the ownership, use, and operations of Seller and each of its Subsidiaries.

     3.18 Brokers' Fees. None of Seller and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement.

     3.19 Tax-Free Reorganization Representations. To Seller's knowledge, it has not taken any action that would or reasonably could be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368 of the Code. Without limiting the generality of the immediately preceding sentence:

          (a) There is no intercorporate indebtedness existing between Seller and Buyer that was issued, acquired or will be settled at a discount.

          (b) Seller is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (c) The Merger will be effected for a bona fide business purpose.

          (d) None of the Buyer Shares received by any stockholder/employee of Seller pursuant to the Merger are, or will be, separate consideration for, or allocable to, any employment, consulting or similar arrangement. The compensation paid to any stockholder/employee of Seller pursuant to any such employment, consulting or similar arrangement (including any covenant not to compete) is or will be for services actually rendered and performed (or not competing), and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

          (e) As at the Effective Time, Seller will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid or expected to be paid by Seller or the Surviving Corporation to dissenters, amounts paid by Seller to shareholders who receive cash or other property, amounts used or expected to be used by Seller or the Surviving Corporation to pay Seller's or any Seller Stockholder's reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Seller, will be included as assets of Seller immediately prior to the Merger.

          (f) In the Merger, Seller Shares representing control of Seller, as defined in Section 368(c) of the Code, will be exchanged for Buyer Shares. For purposes of this representation, Seller Shares exchanged for cash from Buyer will be treated as outstanding Seller Shares at the Effective Time.

          (g) Immediately after the Effective Time, Seller will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in Seller that, if exercised or converted, would affect Buyer's acquisition or retention of control of Seller, as defined in Section 368(c) of the Code.

          (h) Immediately after the Effective Time, the fair market value of the assets of Seller will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          (i) Seller will not redeem any Seller Shares, or make an extraordinary distribution with respect to any Seller Shares prior to, or in connection with, the Merger within the meaning of Temporary Regulation sec.1.368-1T.

     3.20 Pooling of Interest Treatment. To Seller's knowledge, it has not taken any action that would or reasonably could be expected to cause the Merger to fail to qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16. Each of the Affiliates of Seller, within the meaning of SEC Accounting Staff Releases Nos. 130 and 135, is listed on Schedule 3.20.

     3.21  Certain Contracts.

     (a) Schedule 3.21(a) lists the following contracts to which Seller or any of its Subsidiaries is a party: (i) any Contract concerning noncompetition, (ii) any Contract between Seller and any of its Affiliates or Subsidiaries, (iii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees, (iv) any powers of attorney executed on behalf of Seller or any of its Subsidiaries, (v) any Contract under which any of them has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course, (vi) any Contract under which the consequences of a default or termination reasonably could be expected to have a Material Adverse Effect on Seller; (vii) any instrument or Contract whereby Seller or any of its Subsidiaries indemnifies or guarantees any loss or Liability which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Seller; (viii) any Contract under which Seller or any of its Subsidiaries could have Liabilities or obligations in the future relating to the acquisition or disposition of material assets by way of merger, consolidation, purchase, sale or otherwise, or granting to any Person a right at such person's option to purchase or acquire any material asset or property of Seller or any interest therein (not including dispositions of inventory in the Ordinary Course); and (ix) any other Contract (or group of related contracts) the performance of which involves consideration in excess of $250,000.

     (b) To Seller's knowledge, the Grace Agreement is the valid and legally binding obligation of the parties thereto, is enforceable in accordance with its terms and conditions, and has not been amended or modified in any manner that would affect the rights of Seller or any of its Subsidiaries under Sections
14.05 thereof. To Seller's knowledge, there are no existing facts or circumstances which give Seller any reason to believe that the Selling Companies (as defined in the Grace Agreement) would not satisfy their obligation to indemnify Seller and the other members of the Buyer Group (as defined in the Grace Agreement) in accordance with the terms of Section 14.05 of the Grace Agreement.

     (c) To Seller's knowledge, the Seller Stockholder Agreement is the valid and legally binding obligation of the parties thereto, is enforceable in accordance with its terms and conditions, and has not been amended or modified in any manner that would affect the rights of Seller or CVC thereunder.

     3.22 Absence of Improper Payments. Neither Seller nor any of its Subsidiaries (a) has made any contributions, payments or gifts of its property to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payments or gift is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); (b) has established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on its books or records for any reason; (c) has made any payments to any Person with the intention or understanding that any part of such payment was to be used for any other purpose other than that described in the documents supporting the payment; or (d) has made any contribution, or has reimbursed any political gift or contribution made by any other Person, to candidates for public office, whether Federal, state or local, where such contribution would be in violation of applicable law.

     3.23 Insurance. Seller and its Subsidiaries maintain insurance policies, self-insurance programs and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are reasonable for the conduct of the business of Seller and its Subsidiaries in the Ordinary Course as conducted on the date hereof. Schedule 3.23 lists all such insurance policies, self-insurance programs and other forms of insurance maintained on the date hereof by or on behalf of Seller or any of its Subsidiaries.

     3.24 Employees. To Seller's knowledge, no executive officer, or group of employees, has any plans to terminate employment with Seller or any of its Subsidiaries. Except as disclosed on Schedule 3.24, neither Seller nor any of its Subsidiaries: (i) is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes; or (ii) has committed any unfair labor practice.

     3.25 Disclosure. No representation or warranty of Seller contained in this Agreement or any schedule, attachment or exhibit hereto, and no statement contained herein or in any certificate or document furnished to Buyer pursuant to the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     SECTION 4.  CVC Representations and Warranties.

     CVC represents and warrants to Buyer and Merger Sub that the statements contained in this Section 4 are correct and complete as of the date of this Agreement. The representations and warranties which follow are deemed to be repeated on the Closing Date.

     4.1 Organization and Corporate Power. CVC is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, and has the power and authority necessary to enter into and perform its obligations under this Agreement.

     4.2 Authorization of Merger. This Agreement has been duly authorized, executed and delivered by CVC and constitutes the valid and legally binding obligation of CVC, enforceable in accordance with its terms and conditions.

     4.3 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CVC is subject or any provision of the charter or bylaws of CVC or (ii) conflict with, result in a breach of, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the acceleration of, create in any party a put right or repurchase obligation or the right to accelerate, terminate, modify or cancel, create any Security Interest or require any notice, under any Contract to which CVC is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the HSRA, CVC is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or other Person in order for Seller to consummate the Merger.

     4.4 Agency Agreement. The Agency Agreement has been duly authorized by CVC, and as of the Closing, will have been duly executed and delivered by CVC, and will constitute the valid and legally binding obligation of CVC and each other Seller Stockholder, enforceable in accordance with its terms and conditions.

     4.5 CVC Shares. CVC beneficially owns and has the sole and unrestricted voting power with respect to the number of Seller Shares indicated opposite CVC's name on Schedule 3.4 (together with any other Seller Shares of which CVC acquires beneficial ownership and sole voting power during the term of this Agreement, the "CVC Shares"), it being understood that the Class B Seller Common Shares are generally non-voting. CVC owns the CVC Shares free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever, other than pursuant to the Securities Act, the Exchange Act, or the Seller Stockholder Agreement.

     4.6  Securities Law Issues.

     (a) CVC has received and had an opportunity to review Buyer's 1998 Annual Report to Stockholders, Buyer's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 and Buyer's definitive proxy statement for its 1998 Annual Meeting of Stockholders, and CVC is aware of and has access to all other Buyer Public Reports and other filings by Buyer with the SEC since March 31, 1998.

     (b) CVC is familiar with Rule 145 of the Securities Act and understands and agrees that (i) the resale limitations imposed thereby will be applicable to all Seller Affiliates, including CVC, and (ii) any stock certificate evidencing the Buyer Shares issued to a Seller Affiliate may have the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), (II) IN CONFORMITY WITH THE VOLUME AND OTHER LIMITATIONS OF RULE 145 OF THE ACT, EVIDENCED BY A LETTER OF REPRESENTATION IN A FORM REASONABLY SATISFACTORY TO THE CORPORATION, OR
         (III) IN A TRANSACTION WHICH, IN THE OPINION OF INDEPENDENT COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION OR AS DESCRIBED IN A "NO ACTION" OR INTERPRETIVE LETTER FROM THE STAFF

        OF THE SECURITIES AND EXCHANGE COMMISSION, IS NOT REQUIRED TO BE REGISTERED UNDER THE ACT.

     4.7 Tax-Free Reorganization. CVC has not taken, to its knowledge, any action that would or reasonably could be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368 of the Code.

     4.8 Pooling of Interest Treatment. CVC has not taken, to its knowledge, any action that would or reasonably could be expected to cause the Merger to fail to qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16.

     4.9 Disclosure. No representation or warranty of CVC contained in this Agreement or any schedule, attachment or exhibit hereto, and no statement contained herein or in any certificate or document furnished to Buyer pursuant to the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     SECTION 5.  Representations and Warranties of Buyer and Merger Sub.

     Each of Buyer and Merger Sub represents and warrants to Seller and each Seller Stockholder that the statements contained in this Section 5 are correct and complete as of the date of this Agreement. The representations and warranties which follow are deemed to be repeated on the Closing Date.

     5.1 Organization, Qualification, and Corporate Power. Each of Buyer and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Each of Buyer and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where the absence of such qualification would have a Material Adverse Effect on Buyer and its Subsidiaries. Each of Buyer and its Subsidiaries has the corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Buyer has delivered to Seller a true and complete copy of its certificate of incorporation and by-laws as in effect on the date hereof.

     5.2 Authorization of Merger. Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder subject to Buyer Stockholder Approval. This Agreement has been duly executed and delivered on behalf of each of Buyer and Merger Sub, and constitutes the valid and legally binding obligation of Buyer and Merger Sub, enforceable and in effect in accordance with its terms and conditions. The only further corporate action of Buyer required to consummate the Merger is Buyer Stockholder Approval.

     5.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Buyer or its Subsidiaries is subject or any provision of the charter or bylaws of either Buyer or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the acceleration of, create in any party a put right or repurchase obligation or the right to accelerate, terminate, modify or cancel, create any Security Interest or require any notice under, any material Contract to which either of Buyer or any of its Subsidiaries is a party or by which it is bound or to which any of its material assets is subject, except for any such matters identified on Schedule 5.3. Other than in connection with the provisions of the HSRA, the federal and state securities laws and the NYSE Rule, neither Buyer nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or other Person in order for the Parties to consummate the Merger, except as set forth on Schedule 5.3.

     5.4 Capitalization. The authorized capital stock of Buyer consists of 77,000,000 shares of capital stock, consisting of 75,000,000 of common stock, no par value per share, of which 25,136,349 shares are issued and outstanding as of the date of this Agreement, and 2,000,000 shares of serial preferred stock, none of which is outstanding. Except as set forth on Schedule 5.4, neither Buyer nor any of its Subsidiaries has (i) any shares of common stock or preferred stock reserved for issuance, or (ii) any Contract to which Buyer or any of its Subsidiaries or, to Buyer's knowledge, any Affiliate of Buyer is a party or subject relating to its capital stock or otherwise representing a right to receive any of its capital stock, nor are there any pending or, to Buyer's knowledge, threatened claims or demands for, a direct or indirect equity interest in Buyer or any Subsidiary, including, without limitation, stock appreciation, phantom stock, profit participation or similar rights. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized, validly issued, are fully paid and are nonassessable. All Buyer Shares have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid and nonassessable. Notwithstanding the foregoing, Seller acknowledges that, after the date hereof and prior to the Effective Time, Buyer may issue additional shares of Buyer Common Stock. The authorized capital stock of the Merger Sub is owned in its entirety by Buyer.

     5.5 SEC Filings. Buyer has made all filings with the SEC that it has been required to make since December 31, 1995 under the Securities Act and the Exchange Act (including any exhibits and amendments thereto). Each such filing complied with the Securities Act and the Securities Exchange Act in all material respects when filed. No such filing, when filed, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.6 Financial Statements. Buyer has filed an Annual Report on Form 10-K for the fiscal year ended March 31, 1998 and a Quarterly Report on Form 10-Q for each of the fiscal quarters ended June 30, 1998 and September 30, 1998 (together the "Buyer Public Reports"). The financial statements included in Buyer Public Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby unless noted therein, present fairly the financial condition of Buyer and its Subsidiaries as of the indicated dates and the results of operations of Buyer and its Subsidiaries for the indicated periods, are consistent with the books and records of Buyer and its Subsidiaries, and comply in all material respects with the provisions of Regulations S-K and S-X of the Securities Act. Attached as Schedule 5.6 are the unaudited consolidated balance sheet, income statement and cash-flow statement of Buyer and its Subsidiaries as of and for the three and nine-month periods ended December 31, 1998, which have been prepared in accordance with GAAP on a basis consistent with Buyer Public Reports with the exception of footnotes, present fairly the financial condition of Buyer and its Subsidiaries as of the indicated dates and the results of operations of Buyer and its Subsidiaries for the indicated periods, and are consistent with the books and records of Buyer and its Subsidiaries.

     5.7 Litigation. There are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions, orders or investigations by or before any Governmental Entity pending or, to Buyer's knowledge, threatened against Buyer or its Subsidiaries seeking to enjoin any aspect of the Merger. To Buyer's knowledge, there are no existing facts or circumstances which give any reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against Buyer or any of its Subsidiaries.

     5.8  Absence of Certain Developments.

     (a) Except as disclosed in Schedule 5.8(a), since March 31, 1998 no event has occurred which has had or reasonably could be expected to have a Material Adverse Effect on Buyer.

     (b) Except as disclosed in Schedule 5.8(b) or the Financial Statements, and except for this Agreement and the Merger, since March 31, 1998, each of Buyer and its Subsidiaries has been operated in the Ordinary Course.

     5.9  Taxes.

     (a) Except as set forth on Schedule 5.9(a), all Taxes owed by Buyer and each of its Tax Affiliates, whether or not shown on any Tax Return, have been timely paid or are not yet due and payable.

     (b) Except as set forth on Schedule 5.9(b):

          (i) neither Buyer nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of the common parent of which was Buyer) or (B) has any Liability for the Taxes of any Person (other than Buyer and its Subsidiaries) under Treas. Reg. sec.1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;

          (ii) Buyer and each of its Tax Affiliates has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely and properly withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws;

          (iii) there are no liens for Taxes on any assets of Buyer or any of its Tax Affiliates except liens for Taxes not yet due.

          (iv) neither Buyer nor any of its Tax Affiliates is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any Person or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; and

          (v) Buyer and each of its Subsidiaries has established and until the Effective Time will maintain on its books and records reserves adequate to pay all Taxes accrued but not yet due and payable in accordance with GAAP, and such reserves are reflected on the Financial Statements to the extent required. Neither Buyer nor any of its Subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, or in the payment of compensation that is not fully deductible pursuant to Section 162(m) of the Code, as a result of the Merger.

     5.10  Environmental, Health, and Safety Matters.  Except as set forth on
Schedule 5.10, (i) Buyer has complied with, and is in compliance with, the Environmental, Health, and Safety Requirements, in all material respects, (ii) without limiting the generality of the foregoing, Buyer has obtained and complied with, and is in compliance with, in all material respects, all permits, licenses and other authorizations that are required pursuant to the Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business, (iii) Buyer has not received any notice regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material Liability or potential Liability arising under the Environmental, Health, and Safety Requirements (including any investigatory, remedial or corrective obligations) (iv) Buyer has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Material) in a manner that has given or reasonably could be expected to give rise to any material Liability, including Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements, and (v) Buyer has not, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any material Liability of any other Person relating to Environmental, Health, and Safety Requirements.

     5.11  Employee Benefit Plans.

     (a) All contributions or other amounts payable by Buyer or any ERISA Affiliate as of the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, Section 302 of ERISA and Section 412 of the Code, and there is no accumulated funding deficiency with respect to any Benefit Plan. The present value of accrued benefits under each Benefit Plan which is an employee pension benefit plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Benefit Plan's actuary with respect to such Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Benefit Plan allocable to such accrued benefits.

     (b) To the extent applicable, each Benefit Plan (and its related trust) is maintained and administered in material compliance in all respects with the applicable provisions of ERISA, the Code and any other laws. Each Benefit Plan (and its related trust) which is maintained, administered, reported or contributed to as if qualified under Sections 401(a) or 501(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service that it is so qualified. Each Benefit Plan (and its related trust) may, by its terms, be amended or terminated, in whole or in part, at any time and from time to time by Buyer (or, as applicable, any ERISA Affiliate) without penalty or cost.

     (c) No Liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for routine payment of premiums) has been incurred with respect to any Benefit Plan that is subject to Title IV of ERISA (and no fact or circumstance exists which could give rise to any such liability), no reportable event within the meaning of Section 4043 of ERISA has occurred with respect to any such Benefit Plan, the PBGC has not commenced proceedings for the termination of any Benefit Plan or the appointment of a trustee with respect to any Benefit Plan, and no fact or circumstance exists which can be expected to cause the PBGC to commence any proceedings under Title IV of ERISA or otherwise with respect to any Benefit Plan. None of the assets of Seller or any ERISA Affiliate is the subject of any Security Interest arising under Section 302 of ERISA or Section 412 of the Code, and no facts or circumstances exist which could give rise to such Security Interest. Neither Buyer nor any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a) of the Code, and no facts or circumstances exist which could give rise to such posting of security.

     (d) Neither Buyer nor any ERISA Affiliate has engaged in a transaction in connection with which Buyer or any ERISA Affiliate, or any other Person or entity, could be subject to a material Liability under ERISA, or the Code, including, without limitation, liability under Section 409 of ERISA or a civil penalty assessable pursuant to Section 502 of ERISA or a tax imposed pursuant to
Section 4975 of the Code, and no event has occurred and no condition exists with respect to any Benefit Plan that could subject Buyer or any ERISA Affiliate to any tax, fine or penalty imposed by the Code or ERISA.

     5.12 Broker's Fee. None of Buyer and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement.

     5.13 Tax-Free Reorganization Representations. To Buyer's knowledge, it has not taken any action that would or reasonably could be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368 of the Code, and does not intend to take any such action. Without limiting the generality of the immediately preceding sentence:

          (a) Except with respect to the payment of cash in lieu of fractional share interests pursuant to Section 2.4(g), neither Buyer nor any related Person (within the meaning of Treas. Reg. sec.1.368-1(e)(3)) has any plan or intention to reacquire any of the Buyer Shares that will be issued in the Merger pursuant to either Buyer Warrant.

          (b) There is no intercorporate indebtedness existing between Buyer and Seller that was issued, acquired or will be settled at a discount.

          (c) Neither Buyer nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (d) Merger Sub will have no liabilities that will be assumed by or transferred to Seller in the Merger.

          (e) Prior to and through the Effective Time of the Merger, Buyer will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

          (f) Buyer has no plan or intention to: (i) liquidate the Surviving Corporation, (ii) merge the Surviving Corporation with and into another corporation other than Merger Sub, (iii) sell or otherwise dispose of the Seller Shares, or (iv) cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          (g) Neither Buyer nor any related Person (within the meaning of Treas. Reg. sec.1.368-1(e)(3)) has acquired or will acquire any Seller Shares in anticipation of the Merger.

          (h) Buyer does not own, and has not owned during the past five years, any Seller Shares.

          (i) The Merger will be effected for a bona fide business purpose.

          (j) None of the Buyer Shares received by any stockholder/employee of Seller pursuant to the Merger are, or will be, separate consideration for, or allocable to, any employment, consulting or similar arrangement. The compensation paid to any stockholder/employee of Seller pursuant to any such employment, consulting or similar arrangement (including any covenant not to compete) is or will be for services actually rendered and performed (or not competing), and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

          (k) Buyer has no plan or intention to cause the Surviving Corporation to issue Seller Shares after the Merger that would result in Buyer losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

          (l) Buyer presently intends that after the Merger it will cause the Surviving Corporation to continue the historic business of Seller and/or to use a significant portion of Seller's business assets in a business.

     5.14 Pooling of Interest Treatment. To Buyer's knowledge, it has not taken any action that would or reasonably could be expected to cause the Merger to fail to qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16.

     5.15 Disclosure. No representation or warranty of Buyer contained in this Agreement or any schedule, attachment or exhibit hereto, and no statement contained herein or in any certificate or document furnished to Buyer pursuant to the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     SECTION 6.  Covenants.

     The Parties agree as follows with respect to the period from and after the execution of this Agreement.

     6.1 General. Each of the Parties will use all commercially reasonable efforts to take all action and to do all things necessary, proper, and advisable in order to consummate and make effective the Merger as soon as practicable after the date of this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7). Each party will give any notices for which it is responsible by law or under this or any other contract (and will cause each of its Subsidiaries to give any notices) to any third parties, and will use all commercially reasonable efforts to obtain (and will cause each of its Subsidiaries to use all commercially reasonable efforts to obtain) any third party consents, necessary to the consummation of the Merger, including any consents, waivers, amendment or other action.

     6.2 Joint Proxy Statement -- Prospectus and S-4 Registration Statement; Stockholder Approval; NYSE Listing.

     (a) Buyer shall promptly prepare and file with the SEC the Joint Proxy Statement -- Prospectus (including the preliminary form thereof), and shall thereafter prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), in which the Joint Proxy
Statement -- Prospectus will be included as a prospectus. Buyer and Seller shall use all commercially reasonable efforts to file the preliminary form of the Joint Proxy Statement -- Prospectus with the SEC within twenty (20) Business Days after the date of this Agreement. Buyer's Representatives shall have principal responsibility for preparing the Joint Proxy Statement -- Prospectus. Each of Buyer and Seller shall use all commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after the initial filing of the preliminary form of Joint Proxy
Statement -- Prospectus. Buyer shall use all commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required for Buyer and Seller to carry out the transactions contemplated by this Agreement and Seller shall furnish all information concerning Seller and the holders of Seller Shares as may be reasonably requested in connection with any such action. Buyer shall promptly notify Seller and CVC of the receipt by it of any comments of the SEC or state securities laws regulators and will promptly supply Seller and CVC with copies of all correspondence between it or its Representatives, on the one hand, and the SEC or state securities law regulators, on the other hand, regarding the Joint Proxy Statement -- Prospectus, the S-4 Registration Statement or such "Blue Sky" permits and approvals.

     (b) Each Party shall, promptly upon request, furnish each other Party with all information concerning itself, its Subsidiaries, Representatives, stockholders, Affiliates and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement -- Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective subsidiaries to any Governmental Entity in connection with the Joint Proxy
Statement -- Prospectus, the S-4 Registration Statement or the "Blue Sky" permits and approvals. Seller shall use all commercially reasonable efforts to cause the following items to be delivered to Buyer within ten (10) Business Days after the date of this Agreement: (x) Seller's audited consolidated balance sheets as of December 31, 1998 and 1997 and its audited statements of income, cash-flow and shareholders' equity for each of the years in the three-year period ended December 31, 1998, and the report of PricewaterhouseCoopers, LLP with respect thereto, and (y) Seller's discussion and analysis of Seller's financial condition as of December 31, 1998 and 1997 and its results of operations for fiscal 1998 and 1997 prepared in accordance with the requirements of Item 303 of SEC Regulation S-K.

     (c) Except as expressly provided in the immediately following sentence, the Joint Proxy Statement -- Prospectus shall contain a recommendation by each of the Buyer Board of Directors and the Seller Board of Directors in favor of the approval of this Agreement. Notwithstanding the immediately preceding sentence, nothing in this Section 6.2 shall be construed to require any director of Buyer to take any action or permit any event otherwise required under this Section 6.2 to the extent that the Buyer Board of Directors or such director shall conclude in good faith, based upon the written advice of counsel, that such action is prohibited or inadvisable in order for the Buyer Board of Directors or such director to act in a manner that is consistent with its or his fiduciary obligations under applicable laws.

     (d) Buyer and Seller shall cause the Joint Proxy Statement -- Prospectus to be mailed to their respective stockholders as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act, and in any event Seller shall cause the Joint Proxy Statement -- Prospectus to be mailed to the Seller Stockholders no later than the third (3rd) Business Day after the Joint Proxy Statement -- Prospectus is mailed to Buyer stockholders. Notwithstanding any other provision in this Agreement, Seller shall use its best efforts to obtain Seller Stockholder Approval not later than the first Business Day that is at least twenty (20) calendar days after the Joint Proxy
Statement -- Prospectus is mailed to the Seller Stockholders.

     (e) Seller represents and warrants to Buyer that, as of the date the Joint Proxy Statement -- Prospectus is issued and as of the date of each of Seller Stockholder Approval and the Buyer Special Meeting, the Joint Proxy
Statement -- Prospectus will not contain any untrue statement of a material fact regarding Seller or any of its Subsidiaries or omit to state any material fact regarding Seller or any of its Subsidiaries necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, it being understood that Seller is making no representation or warranty with respect to information set forth in the Joint Proxy
Statement -- Prospectus concerning Buyer or the Buyer Special Meeting. Seller will promptly advise Buyer in writing if, at any time prior to the date of Seller Stockholder Approval or the date of the Buyer Special Meeting, it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Joint Proxy Statement -- Prospectus in order to make the statements regarding Seller or any of its Subsidiaries contained therein not misleading or to comply with applicable law and agrees to correct any statements that are or have become misleading.

     (f) Buyer represents and warrants to Seller that as of the date the Joint Proxy Statement -- Prospectus is issued and as of the date of each of Seller Stockholder Approval and the Buyer Special Meeting, the S-4 Registration Statement and the Joint Proxy Statement -- Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and will not at any such time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made with respect to information set forth in the Joint Proxy Statement -- Prospectus concerning Seller or the terms of Seller Stockholder Approval. Buyer will promptly advise Seller in writing if, at any time prior to the Seller Stockholder Approval, Buyer shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the S-4 Registration Statement or the Joint Proxy Statement -- Prospectus in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law and agrees to correct any statements that are or have become misleading.

     (g) Seller shall use all commercially reasonable efforts to cause to be delivered to Buyer letters from its independent accountants dated the date on which the S-4 Registration Statement or last amendment thereto shall become effective, and dated the Closing Date, and addressed to Buyer and Seller, with respect to Seller's consolidated financial position and the results of operations, which letters shall be based on SAS 72 and certain agreed-upon procedures, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions, and each in form and substance which is reasonably satisfactory to Buyer.

     (h) Seller and CVC shall use all commercially reasonable efforts to cause each Seller Affiliate to deliver to Buyer within fifteen (15) Business Days after the date of this Agreement an executed copy of the Seller Affiliate Agreement in the form of Exhibit D. Within sixty (60) days after the end of the first fiscal quarter of Buyer ending at least thirty (30) days after the Effective Time, Buyer shall publish results including at least thirty (30) days of combined operations of Buyer and Seller as referred to in Seller Affiliates Agreement as contemplated by and in accordance with SEC Accounting Series Release No. 135.

     (i) Buyer shall identify, after consultation with counsel, all persons who, at the time of the Buyer Special Meeting, it believes may be deemed to be "affiliates" of Buyer, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act and/or as used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the SEC (the "Buyer Affiliates"). Buyer shall use all commercially reasonable efforts to provide to each Buyer Affiliate, at least forty (40) days prior to the Effective Time, written notice regarding the applicable restrictions in Rule 145 and the ramifications of the SEC interpretative positions in Accounting Series Releases 130 and 135, as amended.

     (j) Buyer shall use all commercially reasonable efforts to cause the Buyer Shares that will be issued to the Seller Stockholders upon consummation of the Merger, and the Warrant Shares that will be issued upon the exercise of the Buyer Warrants, to be authorized for listing on the NYSE, subject to official notice of listing, prior to the Closing.

     6.3 Other Regulatory Matters and Approvals. Each of the Parties will (and will cause each of its Subsidiaries to) give any notices to, make any filings with, and use all commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.3 and 5.3. Without limiting the scope of the immediately preceding sentence, Buyer and Seller will as promptly as practicable, but in no event later than fifteen (15) Business Days following the date of this Agreement, each file any Notification and Report Forms or other form or report and related material that the Parties may be required to file with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") under the HSRA or with any other Governmental Entity under the laws of any foreign jurisdiction. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSRA. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSRA. Buyer and Seller shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall respond promptly with any such inquiry or request. Buyer and Seller will use all commercially reasonable efforts to obtain an early termination of any applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

     6.4 Seller's Interim Operation of Business. Prior to the Closing, except as otherwise expressly provided herein, Seller shall, and shall cause its Subsidiaries to:

          (a) except as contemplated by this Agreement, operate only in the Ordinary Course;

          (b) use all commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, Proprietary Rights and goodwill relating or obtaining to its business;

          (c) use reasonable efforts to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and such employees;

          (d) perform in all material respects all of its obligations under all Contracts to which it is a party or by which it or its properties or assets may be bound and not enter into, assume, create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, (i) any Contract for goods, services or office space to which Seller or any of its Subsidiaries is (or would thereby be) a party or by which Seller or any of its Subsidiaries or any of their properties are (or would thereby be) bound, excepting only Contracts made in the Ordinary Course or under which the aggregate payments by either party over the term of the Contract do not exceed $100,000, (ii) any Contract the benefits of which (to either party) will accrue or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger (either alone or upon the occurrence of any additional acts or events) or the value of any of the benefits under which will be calculated on the basis of the Merger or any portion or aspect of either (including any so-called retention or similar bonuses), (iii) any Contract relating to non-competition, or (iv) any Contract that materially restricts the conduct of any line of business by Seller or any of its Subsidiaries;

          (e) not make any single capital expenditure exceeding $2,000,000 or any capital expenditures exceeding $3,000,000 in the aggregate; provided, however, that with Buyer's prior written consent, which consent may not be unreasonably withheld, conditioned or delayed, Seller's aggregate capital expenditures during the term of this Agreement may exceed $3,000,000 but not more than $7,000,000;

          (f) not enter into any new line of business;

          (g) not enter into, renew or amend any agreement relating to employment, salary continuation, severance, consulting, collective bargaining or otherwise relating to the provision of personal services or payment therefor; not institute, amend or terminate any Benefit Plan; not terminate any group health plan that covers, as of the date of this Agreement, current or former employees of Seller, any of its Subsidiaries or any ERISA Affiliate or their beneficiaries; not enter into, renew or amend any agreement that, upon the consummation of the Merger, will result in any payment (whether of severance pay or otherwise) becoming due from Buyer, the Surviving Corporation, or any of their Subsidiaries, to any officer or employee of Seller or any of its Subsidiaries; not pay any pension or retirement allowance to any Person not required by an existing plan or agreement; not increase in any manner the compensation or fringe benefits of, or pay any bonus to, any officer, director or employee except
     (i) as set forth on Schedule 6.4(g) or (ii) customary annual (or less frequent) increases in the wages or salaries of employees and customary annual (or less frequent) bonuses to employees, in each case substantially consistent with past practice and which on an annualized basis do not increase the aggregate personnel costs for all employees by more than six percent (6.0%) over the levels in effect as of December 31, 1998; or not increase any other direct or indirect compensation or employee benefit for or to any of its officers, directors or employees;

          (h) prepare and file, on a timely basis, all Tax Returns and other Tax reports, filings and amendments thereto required to be filed by it;

          (i) deliver to Buyer, within fifteen (15) days of each month end from the date hereof through the Closing Date, Seller's consolidated unaudited balance sheets, income statements and cash flow statements as of and for the immediately preceding month, all consistent with the applicable requirements of Section 3.6;

          (j) not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its outstanding capital stock, except for cash dividends in the Ordinary Course on the Seller Preferred Shares in accordance with the terms of Seller's Certificate of Incorporation;

          (k) not issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or option to acquire, any such shares, voting securities or convertible securities, or take any action that would make the representations and warranties set forth in Section 3.4 as applicable not true and correct in all material respects;

          (l) not amend its Certificate of Incorporation or By-laws or other comparable charter or organizational documents;

          (m) not acquire by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein), or form any subsidiary or solicit or negotiate any Acquisition Proposal with respect to any other Person;

          (n) not change its accounting policies in any material respect, except as required by GAAP;

          (o) pay their own expenses in connection with the Merger and, at Seller's discretion, pay any expense CVC reasonably incurs in connection with the Merger; and

          (p) not authorize or enter into any agreement or commitment to take any action inconsistent with any of the foregoing.

Further, prior to the Closing, without the prior written consent of Buyer or as otherwise expressly provided herein, Seller will not, and will not permit any of its Subsidiaries, to enter into any Contract or take any other action which, if entered into or taken prior to the date of this Agreement, would cause any representation or warranty of Seller to be untrue in any respect or be required to be disclosed on any Schedule; or take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger as set forth in Section 7 not being satisfied or in a violation of this Agreement; or take or omit to be taken any action which reasonably could be expected to have a Material Adverse Effect on Seller.

     6.5 Covenants of Buyer. Prior to the Closing, except as otherwise expressly provided for herein, Buyer shall, and shall cause its Subsidiaries to:

          (a) not take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Sections 7.2 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (b) not take any other action that would materially impede the ability of Buyer to obtain the requisite regulatory approvals or otherwise materially adversely affect Buyer's ability to consummate the transactions contemplated by this Agreement;

          (c) not declare or pay any dividend on, or make any other distributions in respect of, Buyer Common Stock except for dividends in the Ordinary Course and dividends or distributions in Buyer Common Stock;

          (d) not issue any shares of Buyer Common Stock in connection with Buyer acquiring directly or indirectly the stock or assets of any other Person, except with the prior consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed;

          (e) not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless such Person shall expressly assume the obligations of Buyer hereunder;

          (f) pay their own expenses in connection with the Merger; and

          (g) not authorize or enter into any agreement or commitment to take any action inconsistent with any of the foregoing.

Further, prior to the Closing, without the prior written consent of Seller or as otherwise expressly provided for herein, Buyer will not, and will not permit any of its Subsidiaries, to enter into any Contract or take any other action which, if entered into or taken prior to the date of this Agreement, would cause any representation or warranty of Buyer to be untrue in any respect or be required to be disclosed on any Schedule; or take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger as set forth in Section 7 or in a violation of this Agreement.

     6.6 Access. (a) Seller shall make available to Buyer all information regarding Seller that Buyer reasonably may request and shall authorize all reasonable visits to Seller's premises to make such investigations of the business, properties, books and records of Seller and its Subsidiaries (including without limitation Phase I and Phase II environmental assessments and other environmental due diligence) as Buyer reasonably may request. Buyer agrees to coordinate closely all such activities with Seller's President or Chief Financial Officer and to conduct any such inquiries with appropriate discretion and sensitivity to Seller's relationships with its employees, customers and suppliers.

     (b) Upon reasonable notice, Buyer shall, within a reasonable period of time prior to the Closing, afford Seller and its officers, employees, counsel, accountants and other authorized Representatives, such access as is reasonably necessary to confirm that the representations and warranties of Buyer made herein are true and correct in all material respects. Buyer shall furnish promptly to Seller a copy of each application, report, schedule, correspondence and other document filed by Buyer with or received by Buyer from any Governmental Entity in connection with the transactions contemplated hereunder, and Buyer agrees to notify Seller by telephone within twenty-four (24) hours of receipt of any adverse oral communication from any Governmental Entity regarding the outcome of any regulatory applications required in connection with the Merger.

     (c) Nothing in this Section 6.6 shall require any Party or any of its Subsidiaries to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Person in possession or control of such information or would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the immediately preceding sentence apply.

     (d) Each Party acknowledges that certain of the information made available to it pursuant to this Section 6.6 and otherwise in connection with the Merger may be confidential, proprietary or otherwise nonpublic, and each Party agrees, for itself and for each of its Representatives, that it (i) shall hold in confidence all confidential information received by it from or with regard to the other Party ("Confidential Information") subject to the terms of this
Section 6.6, (ii) shall disclose such Confidential Information only to those of its Representatives and, in the case of Buyer, its current or prospective lenders, and other sources of capital, in each case having a need to know the same for purposes of evaluating, negotiating or implementing financing for Buyer, and (iii) shall inform each

Representative or current or prospective lender or investor to whom Confidential Information is disclosed that such information is confidential and direct such Representative or current or prospective lender or investor not to disclose the same. Each Party shall remain responsible for any disclosure of Confidential Information by any of its Representatives or current or prospective lender or investors. Each Party further agrees that, upon the request of the other Party given following the termination of this Agreement for any reason, the receiving Party and each of its Representatives either shall return to the requesting Party all Confidential Information received by the receiving Party and its Representatives (including all compilations, analyses or other documents prepared by it that contain Confidential Information) or shall certify that the same has been destroyed. As used herein, Confidential Information shall not include (i) information that is or becomes generally available to the public other than as a result of a breach of this Agreement, (ii) information that the receiving Party demonstrates was known to it on a non-confidential basis prior to receiving such information from the other Party, (iii) information that the receiving Party develops independently without relying on Confidential Information, and (iv) information that becomes available to the receiving Party on a non-confidential basis from another source if the source was not known to or not reasonably believed by the receiving Party to be subject to any prohibition against disclosing such information.

     6.7 Notice of Developments. Each Party shall promptly advise the other Party of any change or event having a Material Adverse Effect on it or its ability to perform its obligations under this Agreement or which it believes would or may be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or to preclude the satisfaction of one or more of the conditions set forth in Section 7; provided, however, that any such disclosure shall not have any effect for the purpose of determining the accuracy of any representation or warranty when made, for determining satisfaction of the conditions set forth in Section 7, or for determining the compliance by Seller with any other provision of this Agreement.

     6.8 Acquisition Proposals. Seller shall not, and it shall not authorize or permit any of its Subsidiaries, officers, directors, employees, Affiliates, stockholders or any Representative retained by Seller or its Subsidiaries, directly or indirectly, to (i) solicit, initiate or knowingly encourage or induce the making of any Acquisition Proposal, (ii) negotiate with any third party with respect to any Acquisition Proposal, (iii) endorse or recommend the Acquisition Proposal of any Person other than the Buyer or any of its Subsidiaries or (iv) enter into any Contract with any third party with the intent to effect any Acquisition Proposal.

     6.9 Board of Directors. CVC shall have the right to designate one (1) director to serve on Buyer's Board of Directors from and after the Effective Time, and Buyer's Board of Directors shall take all such action reasonably necessary to cause and maintain such designation, so long as at all times from and after the Effective Time each of the following conditions is satisfied: (i) CVC owns shares of Buyer Common Stock constituting forty percent (40.0%) or more of the total number of Buyer Shares issued to CVC in the Merger (as adjusted for any Recapitalization) and (ii) CVC owns shares of Buyer Common Stock constituting two percent (2.0%) or more of the shares of Buyer Common Stock outstanding from time to time. A condition to the election of the CVC designee is the agreement of such designee to resign at the request of Buyer's Board of Directors if the either of the conditions set forth in the immediately preceding sentence is not satisfied. Buyer shall use all commercially reasonable efforts to maintain directors' and officers' liability insurance covering the CVC director designee, and in no event shall such directors' and officers' liability insurance applicable to the CVC director designee be less favorable than the directors' and officers' liability insurance covering Buyer's directors generally. Buyer shall reimburse such designee for any reasonable out-of-pocket expenses incurred in connection with his or her position on the Board of Directors in accordance with Buyer's customary practices and shall pay such designees any fees or other compensation comparable to other non-executive directors of Buyer.

     6.10 Financing. Buyer shall use all commercially reasonable efforts to obtain, on terms satisfactory to Buyer, debt financing on or prior to the Closing Date in an amount not less than the amount required to refinance all financial indebtedness of Seller and its Subsidiaries under the Credit Agreements, the Senior Credit Notes and the 10% PIK Subordinated Notes and to provide for the ordinary working capital needs of Seller and its Subsidiaries. Buyer shall deliver to Seller true and correct copies of the fully executed and delivered definitive financing agreements with respect thereto on or before the Closing Date. Buyer shall use all commercially reasonable efforts to cause it and its Subsidiaries to satisfy on or before the Closing Date all requirements of the definitive financing agreements which are conditions to closing the transactions constituting the financing and to drawing the cash proceeds thereunder. Seller and its Subsidiaries shall use all commercially reasonable efforts to cooperate with Buyer to facilitate such financing.

     6.11 Press Releases and Public Announcements. Other than required by this Agreement, no Party shall issue any press release or make any public announcement (including filings with the SEC or NYSE) prior to the Effective Time and relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use all commercially reasonable efforts to advise the other Parties prior to making the disclosure).

     6.12  Covenants of CVC.

     (a) Prior to the Closing, without the prior written consent of Buyer or as otherwise expressly provided herein, CVC will not, and will not permit any of its Affiliates to, enter into any Contract or take any other action which, if entered into or taken prior to the date of this Agreement, would cause any representation or warranty of Seller or CVC in Article 3 or Article 4 to be untrue in any respect or be required to be disclosed on any Schedule; or take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger as set forth in Section 7 not being satisfied or in a violation of this Agreement; or take or omit to be taken any action which reasonably could be expected to have a Material Adverse Effect on Seller.

     (b) CVC shall use its best efforts to cause Seller to obtain Seller Shareholder Approval and to cause the condition set forth in Section 7.2(g) to be satisfied, including, with respect to Section 7.2(g), enforcing to the extent necessary the waiver of dissenter's rights provided in the Seller Stockholder Agreement. Without limiting the scope of the immediately preceding sentence, so long as this Agreement has not been terminated in accordance with the terms CVC shall vote or cause to be voted all of the CVC Shares that are Seller Voting Shares and that are owned by CVC as of the record date for Seller Stockholder Approval, for the approval of this Agreement, and shall vote, or cause to be voted, all such CVC Shares against the approval of any Acquisition Proposal providing for a merger, acquisition, consolidation, sale of a material amount of assets or other business combination of Seller or any of its Subsidiaries with any Person other than Buyer or any of its Subsidiaries.

     (c) So long as this Agreement has not been terminated in accordance with the terms hereof, CVC will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Security Interest), or permit to be sold, assigned, transferred or otherwise disposed of, any of the CVC Shares, whether such CVC Shares are held on the date of this Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (i) transfers by operation of law (in which case this Agreement shall bind the transferee), and (ii) as Buyer may otherwise agree in its sole discretion.

     (d) CVC agrees that, so long as this Agreement has not been terminated in accordance with the terms hereof, CVC shall, and shall instruct each of its Representatives and Affiliates to, cease and refrain from any and all activities, discussions, negotiations, providing any information with respect to, or other actions with any Person other than Buyer or any of its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal other than the Merger.

     (e) From the date that is thirty (30) days prior to the Effective Time, CVC will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, any CVC Share and will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, any Buyer Shares received by CVC in the Merger or other shares of Buyer Common Stock until after such time as results covering at least thirty (30) days of combined operations of Buyer and Seller have been published by Buyer, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the results of at least thirty (30) days of combined operations as contemplated by and in accordance with SEC Accounting Series Release No. 135.

     SECTION 7.  Conditions to Closing.

     7.1 Joint Conditions to Obligations of Buyer, Merger Sub and Seller. The obligations of Buyer and Seller to consummate the Merger are subject to the satisfaction of each of the following conditions:

          (a) Buyer Stockholder Approval and Seller Stockholder Approval shall have been obtained.

          (b) All necessary approvals of any Governmental Entity required for the consummation of the Merger shall have been obtained and shall remain in full force and effect; all statutory or other required waiting periods in respect thereof shall have expired; and no approval of any Governmental Entity shall have imposed any condition or requirement which, in the reasonable opinion of Buyer, would so materially adversely affect the economic or business benefits to Buyer of the Merger so as to render inadvisable the consummation thereof.

          (c) The S-4 Registration Statement shall have become effective under the Securities Act, no stop order suspending its effectiveness shall have been issued, and no proceedings for that purpose shall have been initiated or shall be threatened by the SEC.

          (d) The Buyer Shares that will be issued to the Seller Stockholders upon consummation of the Merger, and the Warrant Shares that will be issued upon the exercise of the Buyer Warrants, shall have been authorized for listing on the NYSE subject to official notice of listing.

          (e) There shall be no claim, action, suit, investigation or other proceeding pending or overtly threatened before any court or other Governmental Entity wherein an unfavorable judgment, order, decree, ruling, charge or injunction has been issued, or reasonably could be expected to be issued, which would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
     (iii) present a substantial risk of the obtaining of material damages from Seller or Buyer or their respective officers or directors in connection therewith.

     7.2 Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and the Merger Sub to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions.

          (a) the representations and warranties set forth in Section 3 and
     Section 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

          (b) Seller shall have performed and complied with all of its agreements and covenants hereunder through the Closing;

          (c) there shall have been no event having a Material Adverse Effect on Seller;

          (d) Seller shall have delivered to Buyer and Merger Sub a certificate signed by its Chief Executive Officer and its Chief Financial Officer to the effect that each of the conditions specified above in Section 7.1 and
     7.2 (a)-(c) is satisfied in all respects, provided, that such certificate need not address Section 4 of this Agreement;

          (e) CVC shall have delivered to Buyer and Merger Sub a certificate to the effect that the representations and warranties in Section 4 are true and correct in all material respects as of the date of this Agreement and as of the Closing Date; that CVC has complied with the agreements and covenants applicable to it; and that the condition in Section 7.1(e) has been satisfied as it pertains to CVC;

          (f) Buyer shall have obtained the proceeds of the financing necessary to provide debt financing of an amount not less than the amount required to refinance all financial indebtedness of Seller and its Subsidiaries under the Credit Agreement, the Senior Subordinated Credit Note and the 10% PIK Subordinated Notes and to provide for the ordinary working capital needs of Seller and its Subsidiaries, in each case on terms and conditions reasonably satisfactory to Buyer, and Buyer shall have received in form and substance reasonably satisfactory to it such releases, discharges and other similar instruments as it may reasonably request to confirm that all creditors under such lending arrangements have released all Security Interests encumbering or otherwise affecting the assets of Seller or any of its Subsidiaries.

          (g) The total number of Buyer Shares that potentially may not be issued in the Merger as a consequence of one or more Seller Stockholders having the right, as of the Closing, to exercise dissenter's rights under the DGCL shall not exceed Three Hundred Eighty-Five Thousand (385,000).

          (h) Buyer shall have received letters, in form and substance acceptable to it, from KPMG Peat Marwick LLP and PricewaterhouseCoopers, LLP, dated the Closing Date, substantially to the effect that, on the basis of a review of the Agreement and the Merger contemplated hereby, in such accountants' unqualified opinion, Accounting Principles Board Opinion No. 16 provides that the Merger may be accounted for as a pooling of interests.

          (i) Buyer shall have received an opinion, dated as of the Closing Date, from its counsel, Nutter, McClennen & Fish, LLP or other counsel acceptable to Buyer, substantially to the effect that, on the basis of facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code.

          (j) each of Buyer and the Merger Sub shall have received from counsel to Seller opinions as to corporate matters dated as of the Closing Date and addressed to, and in form and substance reasonably satisfactory to, each of Buyer and the Merger Sub;

          (k) Seller and each Seller Affiliate shall have terminated, to the extent requested by Buyer, the Seller Stockholder Agreement and any and all other similar agreements or arrangements, to which Seller or any Seller Affiliate is a party;

          (l) CVC, the Management Representative, all other Seller Stockholders (other than Seller Stockholders who have perfected dissenter's rights) and the holder of the CMP Warrant shall have entered into the Agency Agreement;

          (m) CVC and the Management Representative, in their individual capacities and as agents for the holders of Seller Common Shares and the CMP Warrant, shall have entered into an Escrow Agreement with Buyer and Escrow Agent;

          (n) Each Seller Affiliate shall have executed and delivered to Buyer the Seller Affiliate Agreement;

          (o) Each of David R. Beckerman and any other Seller employee who owns a stock or other ownership interest in any Subsidiary of Seller shall have executed and delivered to Buyer an instrument in form and substance reasonably acceptable to Buyer whereby such Person will transfer or agree to transfer, to any Person reasonably designated by Buyer, any and all stock or other ownership interest he or she may have in any Subsidiary of Seller; and

          (p) Without limiting the scope of any other provision of this Section
     7.2 and except for the CMP Warrant, there shall be, as of the Closing, no Contract of any character to which Seller or any of its Subsidiaries is a party or subject representing an option, warrant, right call or similar right to receive or acquire any capital stock of Seller or any of its Subsidiaries, nor shall there be, as of the Closing, any pending or, to Seller's knowledge, threatened any claim or demand for, a direct or indirect equity interest in Seller or any Subsidiary, including, without limitation, any option, warrant, right or call or any stock appreciation, phantom stock, profit participation or similar rights.

     7.3 Conditions to Obligations of Seller. The obligation of Seller and Seller Stockholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions.

          (a) the representations and warranties set forth in Section 5 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

          (b) each of Buyer and the Merger Sub shall have performed and complied with all of its covenants hereunder through the Closing;

          (c) each of Buyer and the Merger Sub shall have delivered to Seller a certificate to the effect that each of the conditions specified in Section
     7.1 and 7.3(a)-(b) is satisfied in all respects;

          (d) Seller shall have received a letter, in form and substance acceptable to it, from PricewaterhouseCoopers, LLP, dated the Closing Date, substantially to the effect that, on the basis of a review of the Agreement and the Merger contemplated hereby, in such accountants' unqualified opinion, Accounting Principles Board Opinion No. 16 provides that the Merger may be accounted for as a pooling of interests.

          (e) Seller shall have received from counsel to Buyer and the Merger Sub opinions as to corporate matters dated as of the Closing Date and addressed to, and in form and substance reasonably satisfactory to, Seller;

          (f) Seller shall have received an opinion, dated as of the Closing Date, from its counsel, Kirkland & Ellis or other counsel acceptable to Seller, substantially to the effect that, on the basis of facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code.

          (g) Buyer shall have taken all steps necessary to cause to be elected, effective not later than the Effective Time, the Person designated by CVC pursuant to Section 6.9;

          (h) Buyer shall have refinanced not later than the Effective Time all financial indebtedness of Seller and its Subsidiaries under the Credit Agreement, the Senior Subordinated Credit Note and the 10% PIK Subordinated Notes; and

          (i) Buyer shall have executed and delivered to CVC the Registration Rights Agreement.

     SECTION 8.  Indemnification.

     8.1  Agreements to Indemnify.

     (a) As used in this Section 8:

          (i) "Damages" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, and including costs of environmental investigations and/or cleanups ordered by federal, state, local, or foreign governments (or any agencies thereof).

          (ii) "Indemnifying Party" means the party obligated to provide indemnification under Sections 8.1(b), (c) or (d).

          (iii) "Indemnified Party" shall mean a party entitled to indemnification under Sections 8.1(b), (c), or (d).

     (b) On the terms and subject to the limitations set forth in this Section 8 and the Escrow Agreement, the Escrow Agent, solely on behalf of the Persons receiving Buyer Shares in connection with the Merger and the holder of the Escrow Warrant, and not individually, shall indemnify, defend and hold harmless Buyer and its Subsidiaries and their Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from or incident to (i) any breach of any warranty, or the inaccuracy of any representation made by Seller in or pursuant to this Agreement, or (ii) any breach of any other covenant or agreement made by Seller in or pursuant to this Agreement.

     (c) On the terms and subject to the limitations set forth in this Section 8, Buyer shall indemnify, defend and hold harmless Seller and the Seller Stockholders and their respective Subsidiaries and Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from or incident to (i) any breach of any or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement, or (ii) the breach of any other covenant or agreement made by Buyer in or pursuant to this Agreement.

     (d) On the terms and subject to the limitations set forth in this Section 8 and the Escrow Agreement, the Escrow Agent, solely on behalf of CVC, and not individually, shall indemnify, defend and hold harmless Buyer and its Subsidiaries and their respective Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from or incident to (i) any breach of any or warranty, or the inaccuracy of any representation, made by CVC in or pursuant to this Agreement, or (ii) the breach of any other covenant or agreement made by CVC in or pursuant to this Agreement.

     (e) Any payment made by the Escrow Agent on behalf of CVC or any other Seller Stockholder pursuant to the indemnification obligations provided for in this Section 8 shall constitute a reduction in the consideration paid by Buyer in the Merger. Any payment made by Buyer pursuant to the indemnification obligations provided for in this Section 8 shall constitute an addition to the consideration paid by Buyer.

     8.2  Limitations on Indemnification.

     (a) None of the parties hereto shall be liable to the other pursuant to the indemnification provisions of Sections 8.1(b), (c) or (d) unless it receives notice from the other party of its claim for indemnification hereunder within twelve (12) months after the Closing Date; or in the case of the representations of Seller set forth in Sections 3.6 and 3.9 and of Buyer under Sections 5.6 and
5.9 as to which the notice must be received by the later of (x) twelve (12) months after the Closing Date or (y) by April 30, 2000 or such later date as the audit of Buyer's financial statements for the year ended March 31, 2000 is complete.

     (b) Indemnification payments due under Sections 8.1 shall be reduced by (i) any insurance proceeds received by the Indemnified Party with respect to those Damages which relate to the indemnity claim and which proceeds are received under an insurance policy of Seller or any of its Subsidiaries in effect as of the date of this Agreement; provided that this Section 8.2(b) shall not obligate Buyer or any of its Subsidiaries to obtain any insurance coverage or, if already obtained, to maintain the effectiveness of such insurance or to make any claim thereunder; and (ii) the amount of any Tax savings realized by the indemnified party with respect to those Damages which relate to the indemnity claim (net of any increased Tax Liability which may result from the receipt of an indemnity payment under Sections 8.1(b), 8.1(c) or 8.1(d)); provided that future Tax deductions and Tax Liability will be discounted at the prime rate of interest reported in the Wall Street Journal at the time the indemnification payment pursuant to this Section 8 is made.

     (c) Pursuant to claims for indemnification of the type referred to in Sections 8.1(b), 8.1(c) or 8.1(d), an Indemnifying Party shall only be liable to an Indemnified Party to the extent the aggregate amount of such claims by the Indemnified Party for indemnification exceeds Two Million Dollars ($2,000,000) in the aggregate (the "Indemnity Threshold"), whereupon only the amount of such claims in excess of the Indemnity Threshold shall be recoverable in accordance with the terms hereof. For purposes of the applying the Indemnity Threshold to Seller Stockholder claims under Section 8.1(c), all Seller Stockholders shall be treated as a single Indemnified Party.

     (d) If the Merger has occurred, (i) the aggregate liability of the Seller Stockholders for any and all Damages arising from indemnification claims under
Section 8.1(b) shall not exceed the value of the Escrow Fund (as defined in the Escrow Agreement), (ii) the aggregate liability of Buyer for any and all Damages arising from indemnification claims under Section 8.1(c) shall not exceed the aggregate Current Market Price of the Escrow Shares as of the Closing Date, and
(iii) the liability of CVC for any and all Damages arising from indemnification claims under Section 8.1(b) or Section 8.1(d), in the aggregate, shall not exceed the value of Escrow Account (as defined in the Escrow Agreement) of CVC and each Escrow Account Beneficiary, if any, who is a successor or assignee of CVC under the Escrow Agreement.

     (e) If the Merger has occurred, any indemnification payment owed by Buyer pursuant to Section 8.1(c) shall be payable solely in additional shares of Buyer Common Stock with the value of such shares being deemed to be equal to the Current Market Price of Buyer Common Stock as of the Closing Date.

     (f) The indemnification provided for in this Section 8 shall be the sole and exclusive remedy of Buyer, Merger Sub, Seller, the Seller Stockholders and CMP, for any and all Damages incurred in connection with or arising out of or resulting from or incident to any breach of any warranty, or the inaccuracy of any representation made any Party in or pursuant to this Agreement, or any breach of any other covenant or agreement made by any Party in or pursuant to this Agreement or otherwise related to or arising out of the Merger. Without limiting the scope of the immediately preceding sentence, except as expressly set forth in this Section 8 and subject only to the occurrence of the Effective Time, each Party does hereby irrevocably and absolutely waive and release, to the fullest extent permitted under law, any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions and causes of action of every kind and nature whatsoever, which it/he now has, own or holds, or at any time heretofore ever had, owned or held, or could, shall or may hereafter have, own or hold, whether now known or unknown, suspected or unsuspected, against any other Party or other Seller Stockholder incurred in connection with or arising out of or resulting from or incident to any breach of any warranty or the inaccuracy of any Party in or pursuant to this Agreement or any breach of any other covenant or agreement made by any Party in or pursuant to this Agreement or otherwise related to or arising out of this Agreement or the Merger.

     8.3  Method of Asserting and Resolving Claims.

     (a) All claims for indemnification by Buyer pursuant to Section 8.1(b) shall be made and resolved in accordance with the provisions of the Escrow Agreement.

     (b) Any claim for indemnification pursuant to Section 8.1(c) or (d), shall be made and resolved in accordance with this Section 8.3. A Person seeking indemnification shall, prior to the Termination Date, give written notice of such claim (a "Claim Notice") to the proposed Indemnifying Party. In the case of Claim Notice seeking indemnification pursuant to Section 8.1(c), the Claim Notice shall be given by CVC. Each Claim Notice shall state the amount of claimed Damages and the basis for such claim. Within thirty (30) days after delivery of a Claim Notice, the proposed Indemnifying Party shall provide a written response (the "Response Notice") to the Person who gave the Claim Notice. If no Response Notice is delivered within such thirty
(30) day period, the proposed Indemnifying Party shall be deemed to have waived its right to dispute such claim for indemnification. Buyer, on the one hand, and Seller or CVC, on the other hand, shall use good faith efforts to resolve any disputed indemnification claim. If the matter is not resolved within fifteen
(15) days of the delivery of the Response Notice, either Party shall have the right, by delivery of written notice to the other (the "Arbitration Notice"), to submit the matter to binding arbitration in Stamford, Connecticut. Such matter shall then be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). CVC and Buyer shall each designate one arbitrator within fifteen
(15) days of the delivery of the Arbitration Notice. CVC and Buyer shall cause such designated arbitrators mutually to agree upon and shall designate a third arbitrator; provided, however, that (i) failing such agreement within forty-five
(45) days of delivery of the Arbitration Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either CVC or Buyer fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. CVC and Buyer shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. CVC and Buyer shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within sixty (60) days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the proposed Indemnified Party is entitled to receive the claimed Damages (or a portion thereof) pursuant to the applicable terms of this Agreement. The final decision of the majority of the arbitrators shall be furnished to Seller or CVC, as applicable, and Buyer in writing and shall constitute a conclusive, final and nonappealable determination of the issue in question, binding upon Seller or CVC, as applicable, Buyer and all Seller Stockholders, as applicable, and their successors and assigns. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award.

     (c) The Indemnified Party shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this
Section 8 may be sought. Within twenty (20) Business Days after delivery of such notification, the Indemnifying Party (which for purposes of this Section 8.3(c) shall mean Seller or, if the merger has occurred, CVC, as agent for the Seller Stockholders, in the case of a claim pursuant to Section 8.1(c)) may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party, provided the Indemnifying Party acknowledges in writing to the Indemnified Party that any Damages that may be assessed against the Indemnified Party in connection with such action, suit or proceeding constitute Damages for which the Indemnified Party shall be entitled to indemnification pursuant to this Section 8. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The Person not controlling such defense may participate therein at its own expense. The Person controlling such defense shall keep the other Person (i.e., the Indemnified Party or the Indemnifying Party, as the case may be) advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

     SECTION 9.  Termination and Its Consequences.

     9.1  Termination of Agreement.

     (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Effective Time.

     (b) Either Buyer or Seller may terminate this Agreement by giving written notice to the other Party at any time prior to the Effective Time, if the Closing has not occurred on or before July 31, 1999 by reason of the failure of any condition precedent under Section 7.1, 7.2 or 7.3 hereof, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein.

     (c) Either Buyer or Seller may terminate this Agreement by giving written notice to the other Party at any time prior to the Effective Time if any other Party has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured within ten (10) Business Days of receiving notice thereof from the other Party or which breach, by its nature, cannot be cured prior to July 31, 1999, provided, however, that a Party may not terminate this Agreement pursuant to this Section 9.1(c) if such Party is then in breach of any material representation, warranty, covenant or agreement contained in this Agreement.

     (d) Buyer may terminate this Agreement at any time after Buyer Stockholder Approval is obtained if (i) Seller Stockholder Approval has not been obtained as of the effective date of such termination and (ii) each other condition precedent under Section 7.1 and 7.3 has been, or it is probable will be, satisfied on or before July 31, 1999.

     9.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 9.1, all rights and obligations of the Parties hereunder will terminate without any liability of any Party to any other Party, except (i) Sections 6.6(d) and 9.2 and the liability to pay the Termination Fee in accordance with Section 9.3, if applicable, will survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, any termination of this Agreement will not relieve or release any Party from any liability or damages arising out of its breach of any provision of this Agreement.

     9.3  Termination Fee.

     (a) If Buyer terminates this Agreement either

          (i) pursuant to Section 9.1(c) after the deadline for Seller Stockholder Approval specified in Section 6.2(d), if either Seller or CVC materially breached its covenant to use its best efforts to obtain Seller Stockholder Approval and as of the effective date of such termination Seller Stockholder Approval has not been obtained, or

          (ii) pursuant to Section 9.1(d),

Seller shall, within three (3) Business Days after the effectiveness of such termination, pay to Buyer the Termination Fee in immediately available funds.

     (b) If Seller terminates this Agreement because of the failure to obtain Seller Stockholder Approval on or before July 31, 1999, Seller shall, prior to and as a precondition of the effectiveness of such termination, pay to Buyer the Termination Fee in immediately available funds.

     (c) The "Termination Fee" shall be equal to Five Million Dollars ($5,000,000).

     SECTION 10.  Miscellaneous.

     10.1 Representations and Survival. The Parties make no other representations or warranties to each other except as expressly set forth in this Agreement. Except as expressly provided in Section 8, none of the representations, warranties, and covenants of the Parties will survive the Effective Time.

     10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except as expressly provided in Section 8 with respect to Buyer's obligation to indemnify the Seller Stockholders as represented through CVC.

     10.3 Entire Agreement. This Agreement (including the Schedules) and other documents referenced herein as exhibits hereto constitute the entire agreement between the Parties and supersedes any prior understanding, agreement, or representation by or between the Parties, written or oral, to the extent they relate in any way to the subject matter, including without limitation those certain confidentiality agreements entered into prior to the date of this Agreement.

     10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

     10.5 Counterparts and Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The delivery of a signature page of this Agreement by one Party to the each of the other Parties via facsimile transmission shall constitute the execution and delivery of this Agreement by the transmitting Party.

     10.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two Business Days after it is sent either by certified mail or FedEx or similar overnight courier service, and addressed to the intended recipient as set forth below:

If to Seller:                              Copy to (which shall not constitute notice):

PTI, Inc.                                  Kirkland & Ellis
c/o Polyfibron Technologies, Inc.          Citicorp Center
900 Middlesex Turnpike                     153 East 53rd Street
Billerica, MA 01821-3946                   New York, NY 10022-4675
Fax: (508) 439-2105                        Fax: (212) 446-4900
Attention: David R. Beckerman              Attention: Kirk A. Radke, Esq.
           Chief Executive Officer

If to Buyer or the Merger Sub:             Copy to (which shall not constitute notice):

MacDermid, Incorporated                    Nutter, McClennen & Fish, LLP
245 Freight Street                         One International Place
Waterbury, CT 06702                        Boston, MA 02110-2699
Fax: (203) 575-5630                        Fax: (617) 973-9748
Attention: John L. Cordani, Esq.           Attention: Michael E. Mooney, Esq.
           General Counsel and Secretary              and Michael K. Krebs, Esq.

If to CVC:                                 Copy to (which shall not constitute notice):

Citicorp Venture Capital, Ltd.             Kirkland & Ellis
399 Park Avenue                            Citicorp Center
New York, NY 10022                         153 East 53rd Street
Fax: (212) 888-2940                        New York, NY 10022-4675
Attention: Joseph Silvestri                Fax: (212) 446-4900
                                           Attention: Kirk A. Radke, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice of the change in the manner herein set forth.

     10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

     10.8 Consent to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF CONNECTICUT IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE AGENCY AGREEMENT, THE ESCROW AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT, THE SELLER AFFILIATE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY ANY OF THE FOREGOING. EACH PARTY HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY'S SUCCESSORS AND PERMITTED ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY SUCH

COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

     10.9 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE AGENCY AGREEMENT, THE ESCROW AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT, THE SELLER AFFILIATE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY ANY OF THE FOREGOING.

     10.10 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors. No amendment or other modification of any provision of this Agreement and no waiver of any provision hereof or any right or benefit hereunder shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     10.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation. The terms "herein", "hereunder", and terms of similar import refer to this Agreement as a whole and not to the specific Section or Article in which they are used. The phrase "to the knowledge" of a Party (and phrases of similar import) shall mean to the actual knowledge, after reasonable inquiry, of the executive officers of the Party, as applicable. The Exhibits and Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.12 Time is of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

     10.13 Specific Performance. Each of the Parties acknowledges that the rights created hereby are unique and recognizes and affirms that in the event of a breach of this Agreement irreparable harm would be caused, money damages may be inadequate and an aggrieved party may have no adequate remedy at law. Accordingly, each of the Parties agrees that the other Party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the obligations of the other party hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).











                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   MACDERMID, INCORPORATED


                                   By: /s/ JOHN L. CORDANI
                                       -----------------------------------------
                                       Name: John L. Cordani
                                       Title: Secretary

                                   MCD ACQUISITION CORP.


                                   By: /s/ JOHN L. CORDANI
                                       -----------------------------------------
                                       Name: John L. Cordani
                                       Title: Vice President

                                   PTI, INC.


                                   By: /s/ DAVID R. BECKERMAN
                                       -----------------------------------------
                                       Name: David R. Beckerman
                                       Title: President

                                   CITICORP VENTURE CAPITAL, LTD.


                                   By: /s/ JOSEPH M. SILVESTRI
                                       -----------------------------------------
                                       Name: Joseph M. Silvestri
                                       Title: Vice President